As filed with the Securities and Exchange Commission on March 28, 2008.

Registration No. 333-129254

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment

to Form S-3 on

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

HILLTOP HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Maryland

(State or other jurisdiction of incorporation or organization)

6331

(Primary Standard Industrial Classification Code Number)

84-1477939

(I.R.S. Employer Identification Number)

200 Crescent Court, Suite 1330

Dallas, Texas 75201

(214) 855-2177

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Corey G. Prestidge

General Counsel

Hilltop Holdings Inc.

200 Crescent Court, Suite 1330

Dallas, Texas 75201

(214) 855-2177

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Approximate date of commencement of proposed sale to public: From time to time after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐

This filing constitutes a post-effective amendment to the registration statement on Form S-11/S-3 (File No. 333-129254), which was declared effective on or about May 5, 2006.  This post-effective amendment shall hereafter become effective in accordance with Section 8(c) of the Securities Act of 1933.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

EXPLANATORY NOTE

        We initially registered on Form S-11/S-3 (File No. 333-129254) the issuance of up to 6,750,524 shares of Hilltop Holdings Inc. (formerly known as Affordable Residential Communities Inc.) common stock upon the exchange of the 7½% Senior Exchangeable Notes due 2025 of Affordable Residential Communities LP.  Due to the late filing of our Quarterly Report on Form 10-Q for the period ended September 30, 2007, under applicable rules promulgated by the Securities and Exchange Commission, we no longer qualify for the use of a registration statement on Form S-3.  Additionally, since we no longer are a real estate investment trust, as defined in Section 856 of the Internal Revenue Code, and our primary business is no longer that of acquiring and holding for investment real estate or investments in real estate, we cease to qualify for the use of a registration statement on Form S-11.  To assure that the shares of Hilltop Holdings Inc. common stock issuable upon the exchange of the 7½% Senior Exchangeable Notes due 2025 of Affordable Residential Communities LP held by the selling stockholders may be sold pursuant to an effective registration statement, we have filed this post-effective amendment on Form S-1 to the registration statement described above.  The number of shares of Hilltop Holdings Inc. common stock issuable upon the exchange of the 7½% Senior Exchangeable Notes due 2025 included in this post-effective amendment is higher due to anti-dilution adjustments to the exchange ratio provided for in the notes.  This prospectus is a part of that post-effective amendment and registers the sale of Hilltop Holdings Inc. common stock issuable to the selling stockholders upon exchange of the 7½% Senior Exchangeable Notes due 2025 of Affordable Residential Communities LP.  We also filed a post-effective amendment to the registration statement on March 17, 2008, deregistering the 7½% Senior Exchangeable Notes due 2025, since the notes are eligible to be sold without restriction pursuant to Rule 144 promulgated under the Securities Act of 1933.

The information in this prospectus is not complete and may be changed.  These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting offers to buy these securities, in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 28, 2008.

PROSPECTUS

6,718,356 Shares

HILLTOP HOLDINGS INC.

Common Stock

(Par Value $0.01 Per Share)

To Be Offered by Holders of the Common Stock of

Hilltop Holdings Inc.

This prospectus relates to the public offering from time to time of up to 6,718,356 shares of our common stock that may be issued upon the exchange of the 7½% Senior Exchangeable Notes due 2025, or the Senior Notes, of Affordable Residential Communities LP, or ARC LP, held by the selling stockholders.  Subject to the conditions described in this prospectus, holders of the Senior Notes may exchange at any time on or prior to maturity or redemption any outstanding Senior Notes, or portions thereof, into shares of our common stock, currently at an exchange rate of 73.94998 shares of our common stock per $1,000 principal amount of the Senior Notes (equivalent to an exchange price of $13.52 per share of our common stock).  If a holder elects to exchange the Senior Notes in connection with certain specified fundamental changes, as described in this prospectus, that occur prior to August 20, 2015, the holder will be entitled to receive additional shares of our common stock as a make-whole premium upon exchange.  In lieu of delivery of shares of our common stock upon exchange of all or any portion of the Senior Notes, we may elect to pay holders surrendering the Senior Notes for exchange an amount in cash per note.  In accordance with the Registration Rights Agreement, we are obligated, subject to certain conditions, to register for resale the shares of common stock issuable upon exchange of the Senior Notes.

The distribution of the shares of common stock by the selling stockholders is not subject to any underwriting agreement.  We will receive none of the proceeds from the sale of the shares offered by this prospectus.  All expenses of registration incurred in connection with this public offering are being borne by us, but all selling and other expenses incurred by the selling stockholders will be borne by the selling stockholder.

The shares of common stock may be sold by the selling stockholders from time to time on The New York Stock Exchange, or NYSE, or any other national securities exchange or automated inter-dealer quotation system on which shares of our common stock are then listed, through negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices.

Our common stock is listed on the NYSE under the symbol “HTH.”  The last reported price of our common stock on March 26, 2008, on the NYSE was $10.25 per share.  To preserve our net operating loss carryforwards, or NOLs, our charter limits the amount of common stock that may be owned by any single person or affiliated group to 4.9% of the outstanding shares and restricts the transferability of the shares under certain circumstances.

Investing in shares of our common stock involves risks.  See “Risk Factors” commencing on page 2 of this prospectus for a discussion of certain factors you should consider before buying shares of our common stock being offered by this prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is         , 2008.

This prospectus contains registered trademarks owned or licensed by companies other than us.

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WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or SEC.  Our SEC filings are available to the public from the SEC’s web site at “www.sec.gov” and also are available from our website at “www.hilltop-holdings.com.”  You also may read and copy any document that we file with the SEC at its public reference facility at 100 F Street, N.E., Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facility.  Our SEC filings are also available at the office of the NYSE, 20 Broad Street, New York, New York 10005.  For further information on obtaining copies of our public filings at the NYSE, you should call (212) 656-5060.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We “incorporate by reference” into this prospectus the information that we filed with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus.  We filed our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 with the SEC on March 17, 2008, and it is incorporated herein by reference.

        We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all of the reports or documents that have been incorporated by reference in this prospectus.  You may request a copy of these filings (other than an exhibit to a filing, unless that exhibit is specifically incorporated by reference into that filings), at no cost, by writing to us at the following address:  Investor Relations, Hilltop Holdings Inc., 200 Crescent Court, Suite 1330, Dallas, Texas 75201 or telephoning us at (214) 855-2177.

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SUMMARY

        You should read the following summary together with the more detailed information regarding our company, the Senior Notes, our common stock and the financial statements and notes accompanying those financial statements appearing elsewhere in this prospectus or incorporated herein by reference.  Unless the context otherwise indicates, the words “we,” “our,” “ours,” “us” and the “Company” refer to Hilltop Holdings Inc., or Hilltop, Affordable Residential Communities LP, or ARC LP, and their respective subsidiaries, collectively.

Our Company

        We are a holding company that is endeavoring to make opportunistic acquisitions or a business combination.  In connection with that strategy, we are identifying and evaluating potential targets on an ongoing basis.  At December 31, 2007, Hilltop and ARC LP had approximately $738 million of available cash and cash equivalents that may be used for this purpose.  No assurances, however, can be given that we will be able to identify suitable targets, consummate acquisitions or a combination or, if consummated, successfully integrate or operate the acquired business.

        We also provide fire and homeowners insurance to low value dwellings and manufactured homes primarily in Texas and other areas of the south, southeastern and southwestern United States through our wholly-owned property and casualty insurance holding company, NLASCO, Inc., or NLASCO.  We acquired NLASCO in January 2007.  NLASCO operates through its wholly-owned subsidiaries, National Lloyds Insurance Company, or NLIC, and American Summit Insurance Company, or ASIC.

        NLASCO targets underserved markets that require underwriting expertise that many larger carriers have been unwilling to develop given the relatively small volume of premiums produced by local agents.  Within these markets, NLASCO attempts to capitalize on its superior local knowledge to identify profitable underwriting opportunities.  NLASCO believes that it distinguishes itself from competitors by delivering products that are not provided by many larger carriers, providing a high level of customer service and responding quickly to the needs of its agents and policyholders.  NLASCO applies a high level of selectivity in the risks it underwrites and uses a risk-adjusted return approach to capital allocation, which NLASCO believes allows it to consistently generate underwriting profits.

        A.M. Best assigned NLIC a financial strength rating of “A” (Excellent) in 2007 and ASIC a rating of “A-” (Excellent) in 2007.  An “A” rating is the third highest of 15 rating categories used by A.M. Best, and an “A-” rating is the fourth highest of 15 rating categories.  Many insurance buyers, agents and brokers use the ratings assigned by A.M. Best and other rating agencies to assist them in assessing the financial strength and overall quality of the companies from which they purchase insurance.

        On July 31, 2007, we sold our manufactured home communities, retail sales and financing of manufactured home businesses to American Residential Communities LLC, or the Farallon Transaction, and retained ownership of the recently acquired NLASCO.  In conjunction with this sale, we transferred the rights to the “Affordable Residential Communities” name, changed our name to Hilltop Holdings Inc., and moved our headquarters to Dallas, Texas.  Our insurance operations are headquartered in Waco, Texas.

Principal Executive Offices

        Our principal executive offices are located at 200 Crescent Court, Suite 1330, Dallas, Texas 75201, and our telephone number at that address is (214) 855-2177.  Our website address is www.hilltop-holdings.com.

RISK FACTORS

        You should carefully consider the risks described below before making an investment decision.  The risks and uncertainties described below are not the only ones facing us.  Additional risks and uncertainties that we do not presently know, or that we currently deem immaterial, also may adversely affect our business operations.

        If any of the risks actually occur, they could materially adversely affect our business, financial condition or results of operations.  In that case, the trading price of our common stock may decline.

Risks Related to Our Substantial Cash Position and Related Strategies for its Use

        We intend to use a substantial portion of the proceeds from the Farallon Transaction to make acquisitions or effect a business combination.

        We are endeavoring to make opportunistic acquisitions or a business combination with a substantial portion of the proceeds from the Farallon Transaction.  No assurances, however, can be given that we will be able to identify suitable targets, consummate acquisitions or a combination or, if consummated, successfully integrate personnel and operations.  Even if we identify suitable targets, we may not be able to make acquisitions or a combination on commercially acceptable terms, if at all.  The success of any acquisition or combination will depend upon, among other things, the ability of management and our employees to integrate personnel, operations, products and technologies effectively, to retain and motivate key personnel and to retain customers and clients of targets.  In addition, any acquisition or combination we undertake may involve certain other risks, including consumption of available cash resources, potentially dilutive issuances of equity securities and the diversion of management’s attention from other business concerns.  We also may need to make further investments to support the acquired or combined company and may have difficulty identifying and acquiring the appropriate resources.  There can be no assurance that any acquisition or combination we undertake will perform as expected.  We may enter, on our own and through acquisitions or a combination, into new lines of business or initiate new service offerings, whether related or unrelated to our insurance business.  Our success in any such endeavor will depend upon, among other things, the ability of management to identify suitable opportunities, successfully implement sound business strategies and avoid the legal and business risks of any new line of business or service offering and/or an acquisition related thereto.  There can be no assurance that we will be able to do any of the foregoing.  In addition, any such undertakings may result in additional costs without an immediate increase in revenues and may divert management’s attention from the operation and growth of our current lines of business.

        Since we have not definitively selected a particular target business to acquire or combine with, you will be unable to currently ascertain the merits or risks of the industry or business in which we may ultimately primarily operate.

        We may consummate an acquisition or business combination with a company in any industry and are not limited to any particular type of business.  Accordingly, there is no current basis for you to evaluate the possible merits or risks of the particular industry in which we may ultimately conduct our primary ongoing operations or the target business that we may ultimately acquire.  To the extent we complete an acquisition of, or business combination with, a financially unstable company or an entity in its development stage, we may be affected by numerous risks inherent in the business operations of those entities.  If we complete an acquisition of, or business combination with, an entity in an industry characterized by a high level of risk, we may be affected by the currently unascertainable risks of that industry.  Although our management will endeavor to evaluate the risks inherent in a particular industry or target business, we cannot assure you that we will properly ascertain or assess all of the significant risk factors.  Even if we properly assess those risks, some of them may be outside of our control or ability to affect.

        We may change our primary lines of business without stockholder approval, which may result in riskier lines of business than our current lines of business.

        Depending on the structure of an acquisition or business combination, it may result in us conducting our primary operations in lines of business that are different from, and possibly more risky than, our current business without stockholder approval.

        Resources could be expended in researching acquisitions that are not consummated, which could materially adversely affect subsequent attempts to locate and acquire or merge with another business.

        It is anticipated that the investigation of each specific target business and the negotiation, drafting and execution of relevant agreements, disclosure documents and other instruments will require substantial management time and attention and substantial costs for accountants, attorneys and others.  If a decision is made not to complete a specific acquisition or business combination, the costs incurred up to that point for the proposed transaction likely would not be recoverable.  Furthermore, even if an agreement is reached relating to a specific target business, we may fail to consummate our acquisition or combination for any number of reasons, including those beyond our control, such as if the target’s or our stockholders do not approve the transaction.  Any such event will result in a loss to us of the related costs incurred, which could materially adversely affect subsequent attempts to locate and acquire or merge with another business.

        Competition from other motivated purchasers may hinder our ability to consummate an acquisition in the near term.

        Since 2003, based upon publicly available information as of March 7, 2008, approximately 156 blank check companies have completed initial public offerings.  Of these companies, only 47 companies have consummated a business combination, while 22 companies have announced a business combination but have not consummated such business combination, and 13 companies have failed to complete business combinations and have either dissolved or announced their intention to dissolve and return trust proceeds to their stockholders.  Accordingly, as of March 7, 2008, there were approximately 74 blank check companies with approximately $14.0 billion in trust that are seeking initial business combinations.  Furthermore, there are a number of additional offerings for blank check companies that are still in the registration process but have not completed initial public offerings, and there are likely to be more blank check companies filing registration statements for initial public offerings.  While some of those companies must complete a business combination in specific industries, a number of them may consummate a business combination in any industry they choose.  Therefore, we may be subject to competition from these and other companies with available cash seeking to consummate an acquisition.

        We expect to encounter intense competition from entities in addition to blank check companies having a business objective similar to ours, including venture capital funds, private equity funds, leveraged buyout funds and other operating businesses competing for acquisitions.  Many of these entities are well established and have extensive experience in identifying and effecting acquisitions or business combinations directly or through affiliates.  Many of these competitors possess greater technical, human and other resources than we do and our financial resources may be relatively limited when contrasted with those of many of these competitors.  While we believe that there are numerous potential target businesses that we could acquire with the net proceeds from the Farallon Transaction, our ability to compete in acquiring certain sizable target businesses may be limited by our available financial resources.  This inherent competitive limitation gives others an advantage in pursuing the acquisition of certain target businesses.  Because, as of March 7, 2008, only 69 of the 156 blank check companies that have gone public in the United States since 2003 have either consummated a business combination or announced a business combination and 13 companies have failed to complete business combinations and have either dissolved or announced their intention to dissolve and return trust proceeds to their stockholders, it may indicate that there are fewer attractive target businesses available to such entities like our company or that many privately held target businesses are not inclined to enter into these types of transactions with publicly held companies like ours.  For these reasons, we cannot assure you that we will be able to effectuate an acquisition or business combination in the near term.

        Subsequent to our consummation of an acquisition or business combination, we may be required to subsequently take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and our stock price.

        Even if we conduct extensive due diligence on a target business with which we acquire or combine, we cannot assure you that this diligence will surface all material issues that may be present inside a particular target business, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of the target business and outside of our control will not later arise.  As a result of these factors, we may be forced to later write-down or write-off assets, restructure our operations or incur impairment or other charges that could result in us reporting losses.  Even if our due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis.  Even though these charges may be non-cash items and not have an immediate impact on our liquidity, the fact that we report charges of this nature could contribute to negative market perceptions about us or our securities.  In addition, charges of this nature may cause us to violate net worth or other covenants to which we may be subject as a result of assuming pre-existing debt held by a target business or by virtue of our obtaining post-acquisition debt financing.

        We may issue additional shares of common or preferred stock to complete an acquisition or combination or under an employee incentive plan after consummation of an acquisition or combination, which would dilute the interests of our stockholders and likely present other risks.

        We may issue a substantial number of additional shares of common or preferred stock to complete an acquisition or business combination or under an employee incentive plan after consummation of the transaction.  The issuance of additional shares of common or preferred stock:

•                  may significantly dilute the equity interest of our stockholders;

•                  may subordinate the rights of holders of common stock if preferred stock is issued with rights senior to those afforded our common stock;

•                  could cause a change in control if a substantial number of shares of common stock are issued, which may affect, among other things, our ability to use our net operating loss carry forwards; and

•                  may adversely affect prevailing market prices for our common stock.

        We may be unable to obtain additional financing to complete an acquisition or business combination or to fund the operations and growth of a target business, which could compel us to restructure or abandon a particular acquisition or business combination.

        Although we believe that the net proceeds from the Farallon Transaction, including the amounts earned on investment of those proceeds, will be sufficient to allow us to consummate an acquisition or business combination, we cannot ascertain the exact capital requirements for any particular transaction because we have not yet definitively selected any target business.  If the net proceeds from the Farallon Transaction, either because of the size of the acquisition or business combination or the depletion of available funds in search of a target business, are insufficient, we may be required to seek additional financing.  We cannot assure you that such financing will be available on acceptable terms, if at all.  To the extent that additional financing proves to be unavailable, if and when needed, to consummate an acquisition or business combination, we would be compelled to either restructure the transaction or abandon that particular acquisition or business combination and seek an alternative target business candidate.  Even if we do not need additional financing to consummate an acquisition or business combination, we may require such financing to fund the operations or growth of the target business.  The failure to secure additional financing could have a material adverse effect on the continued development or growth of the target.

        There may be tax consequences with respect to an acquisition or business combinations that may adversely affect us.

        While we expect to undertake any merger or acquisition so as to minimize taxes both to the acquired business and/or asset and us, such acquisition or business combination might not meet the statutory requirements of a tax-free reorganization, or the parties might not obtain the intended tax-free treatment upon a transfer of shares or assets.  A non-qualifying reorganization could result in the imposition of substantial taxes.

        Our net operating loss and other carryovers may be limited if we undergo an ownership change.  Generally, an ownership change occurs if certain persons or groups increase their aggregate ownership in us by more than 50 percentage points looking back over the prior three-year period.  If an ownership change occurs, our ability to use our net operating losses, or NOLs, to reduce income taxes is limited to an annual amount, or a Section 382 limitation, equal to the fair market value of our common stock immediately prior to the ownership change multiplied by the long term tax-exempt interest rate, which is published monthly by the Internal Revenue Service, or IRS.  In the event of an ownership change, NOLs that exceed the Section 382 limitation in any year will continue to be allowed as carryforwards for the remainder of the carryforward period and such excess NOLs can be used to offset taxable income for years within the carryforward period subject to the Section 382 limitation in each year.  Whether or not an ownership change occurs, the carryforward period for NOLs is either 15 or 20 years from the year in which the losses giving rise to the NOLs were incurred.  If the carryforward period for any NOL were to expire before that NOL had been fully utilized, the unused portion of that NOL would be lost.  Our use of new NOLs arising after the date of an ownership change would not be affected by the Section 382 limitation (unless there were another ownership change after those new NOLs arose).

        Based on our knowledge of stockholder ownership of Hilltop, we do not believe that an ownership change has occurred since our initial public offering, or IPO, that would limit our post-IPO NOLs.  Accordingly we believe that there is no annual limitation under Section 382 of the Internal Revenue Code, or the Code, imposed on our use of post-IPO NOLs to reduce future taxable income.  Our pre-IPO NOLs are subject to an annual limitation of approximately $17.0 million.  This annual limitation may cause $13.0 million of our pre-IPO NOLs not to be used before the pre-IPO NOLs expire.

        The determination of whether an ownership change has occurred, or will occur, is complicated and, therefore, no assurance can be provided as to whether an ownership change has occurred or will occur.  We have not obtained, and currently do not plan to obtain, an IRS ruling or opinion of counsel regarding our conclusions as to whether the pre-IPO NOLs or post-IPO NOLs are subject to any such limitations.  In addition, limitations imposed by Section 382 may prevent us from issuing additional common stock to raise capital or to acquire businesses or properties.  To the extent not prohibited by our charter, we may decide in the future that it is necessary or in our interest to take certain actions that could result in an ownership change.

        If we are deemed to be an investment company, we may be required to institute burdensome compliance requirements and our activities may be restricted, which may make it difficult for us to complete strategic acquisitions or combinations.

        We do not plan to operate as an investment fund or investment company, or to be engaged in the business of investing, reinvesting or trading in securities.  Our plan is to acquire, hold, operate and grow for the long-term one or more operating businesses in an industry that will strategically align with or complement our current operations. We do not plan to operate as a passive investor or as a merchant bank seeking dividends or gains from purchases and sales of securities.

        If we were deemed to be an investment company under the Investment Company Act of 1940, or the 1940 Act, we would be required to become registered under the 1940 Act (or liquidate) and our activities would be subject to a number of restrictions, including, among others:

•                  corporate governance requirements and requirements regarding mergers and share exchanges;

•                  restrictions on the nature of our investments;

•                  restrictions on our capital structure and use of multiple classes of securities; and

•                  restrictions on our use of leverage and collateral,

each of which may make it difficult for us to consummate strategic acquisition or combination.

        In addition, we may have imposed upon us burdensome requirements, including:

•                  registration as an investment company;

•                  adoption of a specific form of corporate structure;

•                  reporting, record keeping, voting, proxy and disclosure requirements and other rules and regulations;

compliance with which would reduce the funds that we have available to consummate strategic acquisitions or a combination.

        In order not to be regulated as an investment company under the 1940 Act, unless we can qualify for an exclusion, we must ensure that we are engaged primarily in an initial business other than investing, reinvesting or trading of securities and that our activities do not include investing, reinvesting, owning, holding or trading “investment securities.”  Our business, in addition to our insurance operations, will be to identify and consummate an acquisition or business combination and, thereafter, to operate the acquired business or businesses for the long term.  We do not plan to buy businesses to be a passive investor.  We do not believe that our anticipated principal activities will subject us to the 1940 Act.  If we were deemed to be subject to the 1940 Act, compliance with these additional regulatory burdens would require additional expense for which we have not accounted.

Risks Related to NLASCO’s Business and NLASCO’s Industry

        Our management has limited prior experience operating an insurance company like NLASCO and, therefore, may have difficulty in successfully and profitably operating NLASCO or complying with regulatory requirements applicable to insurance companies.

        Our management has limited experience operating an insurance company like NLASCO or complying with regulatory requirements applicable to insurance companies like NLASCO.  Operating an insurance company is complex.  The insurance industry is highly competitive and has historically been characterized by periods of significant price competition, alternating with periods of greater pricing discipline during which competitors focus on other factors.  In addition, insurance companies are subject to comprehensive regulation and supervision in those states in which they write insurance policies and in which they are domiciled.  Significant changes in the political and regulatory climate could result in changes in these laws and regulations and could make it more expensive or less profitable for us to manage an insurance company.  Because we could encounter difficulties in operating an insurance company and complying with regulatory requirements applicable to insurance companies, you should be especially cautious in drawing conclusions about the ability of our management team to execute its business strategies as they relate to NLASCO.

        The occurrence of severe catastrophic events may have a material adverse effect on NLASCO, particularly because NLASCO conducts business in a concentrated geographic area.

        NLASCO expects to have large aggregate exposures to natural and man-made disasters, such as hurricanes, hail, tornados, windstorms, floods, wildfires and acts of terrorism.  NLASCO expects that its loss experience, generally, will include infrequent events of great severity.  Hurricanes Katrina and Rita, which occurred on August 29, 2005 and September 24, 2005, respectively, are such examples.  The risks associated with natural and man-made disasters are inherently unpredictable, and it is difficult to predict the timing of these events with statistical certainty or estimate the amount of loss any given occurrence will generate.  Although NLASCO may attempt to exclude certain losses, such as terrorism and other similar risks, from some coverage that NLASCO writes, it may be prohibited from, or may not be successful in, doing so.  The extent of losses from a catastrophe is a function of both the total amount of policyholder exposure in the geographic area affected by the event and the severity of the event.  The occurrence of losses from catastrophic events may have a material adverse effect on NLASCO’s ability to write new business and on its financial condition and results of operations.  Increases in the values and geographic concentrations of policyholder property and the effects of inflation have resulted in increased severity of industry losses in recent years, and NLASCO expects that these factors will increase the severity of losses in the future.  Factors that may influence NLASCO’s exposure to losses from these types of events, in addition to the routine adjustment of losses, include: exhaustion of reinsurance coverage; increases in reinsurance rates; unanticipated litigation expenses; unrecoverability of ceded losses; impact on independent agent operations and future premium income in areas affected by catastrophic events; unanticipated expansion of policy coverage or reduction of premium due to regulatory, legislative and/or judicial action following a catastrophic event; and unanticipated demand surge related to other recent catastrophic events, among others.

        NLASCO writes insurance primarily in the States of Texas, Arizona, Tennessee, Oklahoma and Louisiana.  In 2007, Texas accounted for 73.8%, Arizona accounted for 9.6%, Tennessee accounted for 6.5%, Oklahoma accounted for 4.1%, Louisiana accounted for 2.1% and the other states we do business in accounted for the other 3.9% of our premiums.  As a result, a single catastrophe, destructive weather pattern, wildfire, terrorist attack, regulatory development or other condition or general economic trend affecting this region or significant portions of this region could adversely affect NLASCO’s financial condition and results of operations more significantly than other insurance companies that conduct business across a broader geographic area.  Although NLASCO purchases catastrophe reinsurance to limit its exposure to these types of catastrophes, in the event of one or more major catastrophes resulting in losses to it in excess of $200 million, NLASCO’s losses would exceed the limits of its reinsurance coverage.

        NLASCO is exposed to claims related to severe weather and the occurrence of severe weather may result in an increase in claims frequency and exposure amount and could materially adversely affect its financial condition.

        NLASCO is subject to claims arising out of severe weather, such as hurricanes, tornados, rainstorms, snowstorms, hailstorms, windstorms and ice storms, that may have a significant effect on its financial condition and results of operations.  The majority of its business is written in Texas, Arizona and Oklahoma, which have experienced extreme drought conditions, making the risk of loss from wildfires more prevalent.  The incidence and severity of weather conditions are inherently unpredictable.  Some forecasters predict that the world is currently in a cycle of more numerous and more severe hurricanes.

        NLASCO’s insured risks, generally, exhibit higher losses in the second and third quarters of the year due to a seasonal concentration of weather-related events in its primary geographic markets.  Although weather-related losses (including hail, high winds, tornadoes and hurricanes) can occur in any calendar quarter, the second quarter, historically, has experienced the highest frequency of losses associated with these events.  For example, for the last five years, the contribution of weather-related catastrophes to the consolidated second quarter net loss ratio was on average approximately four points greater than the average contribution of such catastrophes in the other three quarters.  Hurricanes, however, are more likely to occur in the third quarter.

        NLASCO incurred $6.0 million (including loss adjustment expenses) in catastrophic related losses for the year ended December 31, 2007.  For the year ended December 31, 2007, NLASCO’s net catastrophic loss experience was $5.1 million after reinsurance.  Most of the expense in 2007 relates to claims being paid or reserved on Hurricane Rita due to lawsuits filed in 2007.  For Hurricane Rita, all related reinsurance treaties are exhausted and we will not recoup any additional reinsurance on those paid claims.  NLASCO incurred $6.0 million (including loss adjustment expenses) in catastrophe related losses for the year ended December 31, 2006.  For the year ended December 31, 2006, NLASCO’s net catastrophe loss experience was $4.5 million after reinsurance.  In addition, NLASCO is exposed to an increase in claims frequency and exposure amount under the homeowners and dwelling fire insurance it writes because property damage may result from severe weather conditions.

        Due to the inherent inability to accurately predict the severity and frequency of catastrophe losses, higher than expected catastrophe losses could materially adversely affect NLASCO’s financial condition.

        NLASCO utilizes catastrophe modeling to assess its probable maximum insurance losses from hurricane and other wind/hail perils and to structure its catastrophe reinsurance program to minimize its exposure to high severity/high frequency types of losses.  Hurricane Katrina highlighted the challenges inherent in predicting the impact of catastrophic events.  The catastrophe models, generally, failed to adequately project the financial impact of Hurricane Katrina.  This experience highlights the limitations inherent in the use of modeling as a means of risk assessment/abatement.  If the exposure amount and frequency of catastrophe losses are higher than predicted under NLASCO’s modeling, NLASCO’s financial condition may be materially adversely affected.

        If NLASCO cannot price its business accurately, its profitability and the profitability of its insurance companies could be materially adversely affected.

        NLASCO’s results of operations and financial condition depend on its ability to underwrite and set premium rates accurately for a wide variety of risks.  Adequate rates are necessary to generate premiums sufficient to pay losses, loss adjustment expenses and underwriting expenses and to earn a profit.  To price its products accurately, NLASCO must:

(1)          collect and properly analyze a substantial amount of data;

(2)          develop, test and apply appropriate pricing techniques;

(3)          closely monitor and recognize changes in trends in a timely manner; and

(4)          project both severity and frequency of losses with reasonable accuracy.

NLASCO’s ability to undertake these efforts successfully, and price its products accurately, is subject to a number of risks and uncertainties, some of which are outside its control, including:

•                  the availability of sufficient reliable data and NLASCO’s ability to properly analyze available data;

•                  changes in applicable legal liability standards and in the civil litigation system generally;

•                  NLASCO’s selection and application of appropriate pricing techniques;

•                  NLASCO’s ability to obtain regulatory approval, where necessary;

•                  the uncertainties that inherently characterize estimates and assumptions; and

•                  NLASCO’s ability to obtain adequate premium rates to offset higher reinsurance costs.

Consequently, NLASCO could under-price risks, which would adversely affect its profit margins, or it could overprice risks, which could reduce its competitiveness and sales volume.  In either case, its profitability and the profitability of its insurance companies could be materially adversely affected.

        If NLASCO’s actual losses and loss adjustment expenses exceed its loss and expense estimates, its financial condition and results of operations could be materially adversely affected.

        NLASCO’s financial condition and results of operations depend upon its ability to assess accurately the potential losses associated with the risks that it insures.  NLASCO establishes reserve liabilities to cover the payment of all losses and loss adjustment expenses incurred under the policies that it writes.  These liability estimates include case estimates, which are established for specific claims that have been reported to NLASCO, and liabilities for claims that have been incurred but not reported, or IBNR.  Loss adjustment expenses represent expenses incurred to investigate and settle claims.  To the extent that losses and loss adjustment expenses exceed estimates, NLIC and ASIC will be required to increase their reserve liabilities and reduce their income before income taxes in the period in which the deficiency is identified.  In addition, increasing reserves causes a reduction in policyholders’ surplus and could cause a downgrade in the ratings of NLIC and ASIC.  This in turn could hurt the ability to sell insurance policies.

        The liability estimation process for NLASCO’s casualty insurance coverage possesses characteristics that make case and IBNR reserving inherently less susceptible to accurate actuarial estimation than is the case with property coverages.  Unlike property losses, casualty losses are claims made by third-parties of which the policyholder may not be aware and, therefore, may be reported a significant time after the occurrence, including sometimes years later.  As casualty claims most often involve claims of bodily injury, assessment of the proper case estimates is a far more subjective process than claims involving property damage.  In addition, in determining the case estimate for a casualty claim, information develops slowly over the life of the claim and can subject the case estimation to substantial modification well after the claim was first reported.  Numerous factors impact the casualty case reserving process, such as venue, the amount of monetary damage, legislative activity, the permanence of the injury and the age of the claimant.

        The effects of inflation could cause the severity of claims from catastrophes or other events to rise in the future.  Increases in the values and geographic concentrations of policyholder property and the effects of inflation have resulted in increased severity of industry losses in recent years, and NLASCO expects that these factors will increase the severity of losses in the future.  As NLASCO observed in 2005, the severity of some catastrophic weather events, including the scope and extent of damage and the inability to gain access to damaged properties, and the ensuing shortages of labor and materials and resulting demand surge, provide additional challenges to estimating ultimate losses.  NLASCO’s liabilities for losses and loss adjustment expenses include assumptions about future payments for settlement of claims and claims handling expenses, such as medical treatments and litigation costs.  To the extent inflation causes these costs to increase above liabilities established for these costs, NLASCO expects to be required to increase its liabilities, together with a corresponding reduction in its net income in the period in which the deficiency is identified.

        Estimating an appropriate level of liabilities for losses and loss adjustment expenses is an inherently uncertain process.  Accordingly, actual loss and loss adjustment expenses paid will likely deviate, perhaps substantially, from the liability estimates reflected in NLASCO’s consolidated and combined financial statements.  Claims could exceed NLASCO’s estimate for liabilities for losses and loss adjustment expenses, which could have a material adverse effect on its financial condition and results of operations.

        If NLASCO cannot obtain adequate reinsurance protection for the risks it underwrites, NLASCO may be exposed to greater losses from these risks or may reduce the amount of business it underwrites, which may materially adversely affect its financial condition and results of operations.

        NLASCO uses reinsurance to protect itself from certain risks and to share certain risks it underwrites.  During 2007, NLASCO’s personal lines ceded eleven percent of its direct premiums written (primarily through excess of loss, quota share and catastrophe reinsurance treaties) and its commercial lines ceded eleven percent of its direct premiums written (primarily through excess of loss and catastrophe reinsurance treaties).  The total cost of reinsurance, inclusive of per risk excess and catastrophe, decreased two percent in 2007 due to no major catastrophes occurring in 2006.  This includes additional catastrophe limits purchased.  Reinsurance cost will likely increase, in part due to the frequency and severity of hurricanes and/or the lack of capacity in the reinsurance market.

        From time to time, market conditions have limited, and in some cases have prevented, insurers from obtaining the types and amounts of reinsurance that they have considered adequate for their business needs.  Accordingly, NLASCO may not be able to obtain desired amounts of reinsurance.  Even if NLASCO is able to obtain adequate reinsurance, it may not be able to obtain it from entities with satisfactory creditworthiness or negotiate terms that it deems appropriate or acceptable.  Although the cost of reinsurance is, in some cases, reflected in NLASCO’s premium rates, NLASCO may have guaranteed certain premium rates to its policyholders.  Under these circumstances, if the cost of reinsurance were to increase with respect to policies for which NLASCO guaranteed the rates, NLASCO would be adversely affected.  In addition, if NLASCO cannot obtain adequate reinsurance protection for the risks it underwrites, it may be exposed to greater losses from these risks or it may be forced to reduce the amount of business that it underwrites for such risks, which will reduce NLASCO’s revenue and may have a material adverse effect on its results of operations and financial condition.

        NLASCO could face unanticipated losses from war, terrorism and political unrest, and these or other unanticipated losses could have a material adverse effect on NLASCO’s financial condition and results of operations.

        Although NLASCO believes that it does not have exposure to the events of September 11, 2001 because it did not have insurance in-force at that time with respect to exposure to such events, NLASCO has exposure to unexpected losses resulting from future man-made catastrophic events, such as acts of terrorism and political instability.  These risks are inherently unpredictable.  It is difficult to predict the timing of such events with statistical certainty or to estimate the amount of loss that any given occurrence will generate.  In certain instances, NLASCO specifically insures risks resulting from acts of terrorism.  Even in cases where NLASCO attempts to exclude losses from terrorism and certain other similar risks from some coverage it writes, NLASCO may be prohibited from, or may not be successful in, doing so.  Irrespective of the clarity and inclusiveness of policy language, a court or arbitration panel may limit the enforceability of policy language or otherwise issue a ruling adverse to NLASCO.  Accordingly, while NLASCO believes that its reinsurance programs, together with the coverage provided under the Terrorism Risk Insurance Act of 2002, the Terrorism Risk Insurance Extension Act of

2005 and the Terrorism Risk Insurance Program Reauthorization Act of 2007, or, collectively, the Terrorism Act, are sufficient to reasonably limit its net losses relating to potential future terrorist attacks, its reserves may not be adequate to cover losses when they materialize.  Under the Terrorism Act, after an act of terrorism is certified by the Secretary of the Treasury, NLASCO may be entitled to be reimbursed by the Federal government for a percentage of subject losses, after an insurer deductible and subject to an annual cap.  The Terrorism Act covers an insurance company’s operations for up to 85% of its losses for 2007 and thereafter, in each case subject to certain mandatory deductibles. The deductible is calculated by applying the deductible percentage to the insurer’s direct earned premiums for covered lines from the calendar year immediately prior to the applicable year.  Although the Terrorism Act provides benefits in the event of certain acts of terrorism for losses in 2005 through 2014, the Terrorism Act may not be extended beyond 2014 or its benefits may be reduced.  It is not possible to completely eliminate NLASCO’s exposure to unforecasted or unpredictable events, and to the extent that losses from such risks occur, NLASCO’s financial condition and results of operations could be materially adversely affected.

        If NLASCO’s reinsurers do not pay losses in a timely fashion, or at all, NLASCO may incur substantial losses that could materially adversely affect its financial condition and results of operations.

        As of December 31, 2007, NLASCO had $2.7 million in reinsurance recoverables, including ceded paid loss recoverables, ceded losses and loss adjustment expense recoverables and ceded unearned premiums.  NLASCO expects to continue to purchase substantial reinsurance coverage in the foreseeable future.  Since NLASCO remains primarily liable to its policyholders for the payment of their claims, regardless of the reinsurance it has purchased relating to those claims, in the event that one of its reinsurers becomes insolvent or otherwise refuses to reimburse NLASCO for losses paid, or delays in reimbursing NLASCO for losses paid, its liability for these claims could materially and adversely affect its financial condition and results of operations.  As an example, if one of NLASCO’s catastrophe reinsurers experienced financial difficulties following one of the major hurricanes in 2005 and had been unable to meet its obligations to NLASCO, NLASCO could have experienced difficulty in meeting its obligations to its policyholders.

        NLASCO relies on independent insurance agents to distribute its products, and if the agents do not promote NLASCO’s products successfully, NLASCO’s results of operations and financial condition could be adversely affected.

        NLASCO’s business depends, in large part, on the efforts of independent insurance agents to market its insurance products and on its ability to offer insurance products and services that meet the requirements of their customers.  While NLASCO strives to offer products that its agents require, NLASCO competes for business with other carriers based on the scope of coverage provided in its products, services, commissions and rates.  NLASCO’s competitors may offer coverage that is more attractive to particular customers than it offers for a specific product, may price their insurance products more aggressively, may offer higher agent commissions and may devote additional resources to improve their services.  Accordingly, NLASCO’s agents may find it easier to promote the programs of NLASCO’s competitors rather than NLASCO’s.  If NLASCO’s agents fail to, or choose not to, market NLASCO’s insurance products successfully, NLASCO’s growth may be limited and its financial condition and results of operations may be adversely affected.  Additionally, rather than utilizing an independent agent to buy their insurance, consumers may elect to deal with direct-writers or mass marketers who utilize the Internet to advertise and/or underwrite their business.  Industry developments that centralize and commoditize insurance products could be detrimental to NLASCO’s agency distribution model of doing business.

        Because NLASCO relies on managing general agents to underwrite some of its products and to administer claims, such managing general agents could expose NLASCO to liability or allocate business away from NLASCO, which could cause NLASCO’s financial condition and results of operations to be adversely affected.

        NLASCO has developed programs with managing general agents, or MGAs, whereby the MGA will, within the guidelines established by NLASCO, underwrite insurance policies on NLASCO’s insurance subsidiaries’ behalf with oversight by NLASCO.  An MGA is a person, firm or corporation that has supervisory responsibility for the local agency and field operations of an insurer in the state where it is organized or that is authorized by an insurer to accept or process, on the insurer’s behalf, insurance policies produced and sold by other agents.  While NLASCO exercises care in the selection of its MGA relationships and regularly audits the performance of its MGAs, NLASCO is at risk for their conduct as a result of the authority it has delegated to them.  If one of NLASCO’s

MGAs binds NLASCO’s insurance subsidiaries to policies that expose it to unexpected losses or fails to appropriately report claims, NLASCO’s financial condition and results of operations could be adversely affected.  For example, if a terminated MGA fails to continue to appropriately report claims during the runoff period, then liabilities for losses and loss adjusted expenses could be deficient, which would impact NLASCO’s results of operations in future periods.  Furthermore, subject to contractual limitations, MGAs have the ability to change carriers or increase or decrease the allocation to a particular carrier.  An MGA might choose to change carriers or allocations for many reasons, such as pricing, service, conditions in the reinsurance market or a change in ownership of an MGA.

        A decline in NLIC’s or ASIC’s financial strength ratings by A.M. Best could cause either of their sales or earnings, or both, to decrease.

        Ratings have become an increasingly important factor in establishing the competitive position of insurance companies.  A.M. Best maintains a letter scale rating system ranging from “A++ (Superior)” to “F (In Liquidation)” to rate the financial strength of insurance enterprises. NLIC has been rated “A (Excellent)” by A.M. Best, which is the third highest of fifteen rating levels. ASIC has been rated “A- (Excellent)” by A.M. Best, which is the fourth highest.

        Each of NLIC’s and ASIC’s financial strength ratings is subject to periodic review by, and may remain the same, be revised downward, upward or revoked at the sole discretion of, A.M. Best.  A decline in either NLIC’s or ASIC’s rating or an announced negative outlook on the rating can cause concern about their viability among agents, brokers and policyholders, resulting in a movement of business away from NLASCO and its insurance company subsidiaries to more highly-rated carriers.  In addition, the errors and omissions insurance coverage of many of NLASCO’s independent agents does not provide coverage if the covered agents sell policies from insurers with an A.M. Best financial strength rating of “B+ (Very Good)” or below.  As a result, the loss of NLIC’s or ASIC’s A.M. Best financial strength rating, or a reduction to “B+ (Very Good)” or worse, may adversely impact NLASCO’s ability to retain or expand its policyholder base.  Periodically, A.M. Best changes its rating methodology and practices.  Any change to the methodologies and practices could result in a reduction of NLIC’s or ASIC’s A.M. Best rating.

        A decline in NLASCO’s ratings, coupled with a change of control, could result in a default under one of its debt agreements.

        NLASCO is a party to an indenture under which an aggregate of $20 million in notes are outstanding.  That indenture provides that (i) if a person or group becomes the beneficial owner, directly or indirectly, of 50% or more of its equity securities and (ii) if NLASCO’s ratings are downgraded by a nationally recognized statistical rating organization (as defined in the Securities Exchange Act of 1934), then each holder of the notes governed by that indenture has the right to require that NLASCO purchase that holder’s notes, in whole or in part, at a price equal to 107.5% of the outstanding principal amount prior to March 10, 2010, or 100.0% thereafter.  A change of control under the indenture occurred as a result of the acquisition of NLASCO by Hilltop.  As a result, if a downgrading occurs following the acquisition, the noteholders under the indenture would have the right to require NLASCO to repurchase its notes.  This required repayment risk could cause liquidity issues to both NLASCO and Hilltop, could impair NLASCO’s ability to obtain additional financing and would likely increase the cost of any financing that it does obtain.

        The failure of any of the loss limitation methods NLASCO employs could have a material adverse effect on its financial condition and results of operations.

        At the present time, NLASCO employs a variety of endorsements to its policies that limit its exposure to known risks, such as exclusions for mold losses and water damage.  NLASCO’s policies also are not designed to provide coverage for claims related to exposure to potentially harmful products or substances, including, among others, lead paint and silica.  NLASCO’s homeowners policies, other than policies specifically written for flood coverage, specifically exclude coverage for losses caused by flood, but generally provide coverage for damage caused by wind.  In addition, NLASCO’s policies contain conditions requiring the prompt reporting of claims and its right to decline coverage due to late claim reporting.  NLASCO’s policies also include limitations restricting the period during which a policyholder may bring a breach of contract or other claim against it, which in many cases is shorter than the applicable statutory limitations for such claims.  It is possible that a court or regulatory authority could nullify or void, or legislation could be enacted modifying or barring, the use of endorsements and limitations in a way that would adversely affect NLASCO’s loss experience, which could have a material adverse effect on its financial condition and results of operations.

        The effects of emerging claim and coverage issues on NLASCO’s business are uncertain.

        As industry practices and legal, judicial, social and other environmental conditions change, unexpected and unintended issues related to claims and coverage may emerge.  These issues may adversely affect NLASCO’s business by either extending coverage beyond its underwriting intent or by increasing the number or size of claims.  In some instances, these changes may not become apparent until long after NLASCO has issued insurance policies that are affected by the changes.  As a result, the full extent of liability under NLASCO’s insurance policies may not be known until after a contract is issued.  Changes in other legal theories of liability under NLASCO’s insurance policies or the failure of any loss limitation it applies also could adversely impact NLASCO’s financial condition and results of operations.

        Because NLASCO’s main source of premiums written is in Texas, unfavorable changes in the economic or regulatory environment in that state may have a material adverse effect on its financial condition and results of operations.

        Texas accounted for approximately 74% and 72% of NLASCO’s direct premiums written in 2007 and 2006, respectively.  The loss of a significant amount of NLASCO’s premiums written in Texas, whether due to an economic downturn, competitive changes, regulatory or legislative developments or other reasons, could have a material adverse effect on its financial condition and results of operations.

        If NLASCO is unsuccessful in competing against other competitors in the insurance industry, its financial condition and results of operations could be adversely affected.

        The insurance industry is highly competitive and has, historically, been characterized by periods of significant price competition, alternating with periods of greater pricing discipline during which competitors focus on other factors.  In the current market environment, competition in NLASCO’s industry is based primarily on the following:

•                  products offered;

•                  service;

•                  experience;

•                  the strength of agent and policyholder relationships;

•                  reputation;

•                  speed and accuracy of claims payment;

•                  perceived financial strength;

•                  ratings;

•                  scope of business;

•                  commissions paid; and

•                  policy and contract terms and conditions.

        NLASCO competes with many other insurers, including large national companies who have greater financial, marketing and management resources than NLASCO.  Many of these competitors also have better ratings and market recognition than NLASCO.  NLASCO seeks to distinguish itself from its competitors by providing a broad product line and targeting those market segments that provide the best opportunity to earn an underwriting profit.

        NLASCO also faces competition from entities that self-insure, primarily in the commercial insurance market.  From time to time, established and potential customers may examine the benefits and risks of self-insurance and other alternatives to traditional insurance.

        In addition, a number of new, proposed or potential industry developments also could increase competition in NLASCO’s industry.  These developments include, but are not necessarily limited to, changes in practices and other effects caused by the Internet (including direct marketing campaigns by NLASCO’s competitors in established and new geographic markets), which have led to greater competition in the insurance business and increased expectations for customer service.  These developments could prevent NLASCO from expanding its book of business.

        NLASCO also faces competition from new entrants into the insurance market.  New entrants do not have historic claims or losses to address and, therefore, may be able to price policies on a basis that is not favorable to NLASCO.  New competition could reduce the demand for NLASCO’s insurance products, which could have a material adverse effect on its financial condition and results of operations.

        NLASCO’s investment performance may suffer as a result of adverse capital market developments or other factors, which may affect its financial results and ability to conduct business.

        NLASCO invests the premiums it receives from policyholders until they are needed to pay policyholder claims or other expenses.  As of December 31, 2007, NLASCO’s invested assets consisted of $138.7 million in fixed maturity securities and $9.4 million in equity securities.  For the year ended December 31, 2007, NLASCO had $8.1 million of net investment income, representing seven percent of NLASCO’s total revenues and 37% of its income before taxes.  Although NLASCO’s investment policies stress diversification of risks, conservation of principal and liquidity, its investments are subject to a variety of investment risks, including those relating to general economic conditions, market volatility, interest rate fluctuations, liquidity risk and credit and default risk.  In particular, the volatility of NLASCO’s claims may force it to liquidate securities, which may cause it to incur capital losses.  If NLASCO’s investment portfolio is not appropriately matched with its insurance liabilities, it may be forced to liquidate investments prior to maturity at a significant loss to cover these liabilities.  Investment losses could significantly decrease its asset base and statutory surplus, thereby adversely affecting its ability to conduct business and potentially its A.M. Best financial strength rating.  Further, developments in the world’s financial and capital markets, including federal and state legislation related to terrorism insurance and reinsurance, such as the extension of, or replacement for, the Terrorism Risk Insurance Program Reauthorization Act of 2007, could adversely affect the performance of NLASCO’s investments.  Additionally, inflation could increase beyond investment income.

        NLASCO holds $12.8 million (or 8.7%) of its investment portfolio in mortgage backed securities.  All these securities have been issued by either the Federal Home Loan Mortgage Corporation or the Federal National Mortgage Association and, as of March 1, 2008, have not been adversely affected by the sub-prime financing market declines.

        NLASCO’s investment results may be adversely affected by interest rate changes.

        NLASCO’s operating results are affected, in part, by the performance of its investment portfolio.  NLASCO’s investment portfolio contains instruments, such as bonds, that may be adversely affected by increases in interest rates.  Because bond trading prices decrease as interest rates rise, a significant increase in interest rates could have a material adverse effect on NLASCO’s financial condition and results of operations.  On the other hand, decreases in interest rates could have an adverse effect on NLASCO’s investment income and results of operations.  For example, if interest rates decline, investment of new premiums received and funds reinvested will earn less.  Interest rates are highly sensitive to many factors, including governmental monetary policies, domestic and international economic and political conditions and other factors beyond NLASCO’s control.

        As of December 31, 2007, mortgage-backed and asset-backed securities constituted 6.7% of NLASCO’s cash and invested assets.  As with other fixed-income investments, the fair market value of these securities fluctuates depending on market and other general economic conditions and the interest rate environment.  Changes in interest rates can expose NLASCO to prepayment risks on these investments.  When interest rates fall, mortgage-backed securities typically are prepaid more quickly and the holder must reinvest the proceeds at lower interest rates.  NLASCO’s mortgage-backed securities currently consist of securities with features that reduce the risk of prepayment, but NLASCO can make no assurances that it will invest in other mortgage-backed securities that contain this protection.  In periods of increasing interest rates, mortgage-backed securities typically are prepaid more slowly, which may require NLASCO to receive interest payments that are below the then prevailing interest rates for longer time periods than expected.

        The debt agreements of NLASCO and its controlled affiliates contain financial covenants and impose restrictions on its business.

        The loan agreement governing NLASO’s note due October 2008, with an outstanding principal balance of approximately $4.0 million at December 31, 2007, contains restrictions on its ability to, among other things:

•                  create liens;

•                  sell assets;

•                  incur additional indebtedness;

•                  declare or pay dividends;

•                  consolidate or merge;

•                  engage in certain businesses;

•                  make certain loans, advances or investments;

•                  compensate its owners and executives; and

•                  enter into transactions with affiliates.

        The indenture governing NLASCO’s LIBOR plus 3.40% notes due 2035 contains restrictions on its ability to, among other things, declare and pay dividends and merge or consolidate.  In addition, this indenture contains a change of control provision, which provides that (i) if a person or group becomes the beneficial owner, directly or indirectly, of 50% or more of NLASCO’s equity securities and (ii) if NLASCO’s ratings are downgraded by a nationally recognized statistical rating organization (as defined in the Securities Exchange Act of 1934), then each holder of the notes governed by such indenture has the right to require that NLASCO purchase such holder’s notes, in whole or in part, at a price equal to 107.5% of the outstanding principal amount at any time prior to March 10, 2010, and at 100% of the outstanding principal amount thereafter.

        NLIC’s surplus indentures governing its LIBOR plus 4.10% notes due 2033 and ASIC’s surplus indenture governing its LIBOR plus 4.05% notes due 2034 contain restrictions on dividends and mergers and consolidations.  In addition, NLASCO has other credit arrangements with its affiliates and other third-parties.

        NLASCO’s ability to comply with these covenants may be affected by events beyond its control, including prevailing economic, financial and industry conditions.  The breach of any of these restrictions could result in a default under the loan agreements or indentures governing the notes or under its other debt agreements.  An event of default under its debt agreements would permit some of its lenders to declare all amounts borrowed from them to be due and payable, together with accrued and unpaid interest.  If NLASCO were unable to repay debt to its secured lenders, these lenders could proceed against the collateral securing that debt.  In addition, acceleration of its other indebtedness may cause NLASCO to be unable to make interest payments on the notes.

        Other agreements that NLASCO or its insurance company subsidiaries may enter into in the future may contain covenants imposing significant restrictions on their businesses that are similar to, or in addition to, the covenants under their existing agreements.  These restrictions may affect NLASCO’s ability to operate its business and may limit its ability to take advantage of potential business opportunities as they arise.

        The regulatory system under which NLIC and ASIC operate, and potential changes to that system, could have a material adverse effect on their respective business activities.

        NLIC and ASIC are subject to comprehensive regulation and supervision in those states in which they are domiciled and write insurance policies.  Though NLIC and ASIC currently write most of their policies in Texas, Arizona, Tennessee, Oklahoma and Louisiana, NLIC is licensed in 18 states and ASIC is licensed in 27 states.  Laws and regulations pertaining to NLIC and ASIC are generally administered by state insurance departments and relate to, among other things:

•                  standards of solvency, including risk-based capital measurements;

•                  restrictions on the nature, quality and concentration of investments;

•                  required methods of accounting;

•                  rate and policy form regulation and other market conduct; and

•                  potential assessments for the provision of funds necessary for covered claims under certain policies provided by impaired, insolvent or failed insurance companies.

        These state insurance departments also conduct periodic examinations of insurance companies and require the filing of annual and other reports relating to financial condition, holding company issues and other matters.  Current or future regulatory requirements may adversely affect or inhibit each of the insurance company’s ability to achieve some or all of its business objectives.

        NLIC and ASIC may not be able to obtain or maintain necessary licenses, permits, authorizations or accreditations in states where they are currently licensed or in new states they intend to enter, or they may be able to do so only at a significant cost.  In addition, they may not be able to comply fully with, or obtain appropriate exemptions from, the wide variety of laws and regulations applicable to insurance companies and insurance holding companies, which could result in restrictions on their operating flexibility and could subject them to fines and other sanctions that may have a material adverse effect on their business.

        Significant changes in the political and regulatory climate could result in changes in applicable laws and regulations and could make it more expensive or less profitable to manage their business.  In recent years, the United States insurance regulatory framework has come under increased federal scrutiny, and some state legislators have considered, or enacted, laws that may alter or increase state regulation of insurance and reinsurance companies and holding companies.  Moreover, the National Association of Insurance Commissioners, or NAIC, and state insurance regulators regularly reexamine existing laws and regulations and develop new laws.  Changes in laws and regulations, or their interpretation, could have a material adverse effect on the insurance companies’ financial condition and results of operations.

        The activities of the insurance companies’ MGAs are subject to licensing requirements and regulation under the laws of the states in which they operate.  The insurance companies’ MGAs’ businesses depend on the validity of, and continued good standing under, the licenses and approvals pursuant to which they operate, as well as compliance with pertinent laws and regulations.

        Company licensing laws and regulations vary from jurisdiction to jurisdiction.  In all jurisdictions, the applicable company licensing laws and regulations are subject to amendment or interpretation by regulatory authorities. Generally, these authorities are vested with relatively broad discretion to grant, renew and revoke licenses and approvals for various reasons, including the violation of law and conviction of crimes.  Other sanctions may include the suspension of individual employees, limitations on engaging in a particular business for specified periods of time, revocation of licenses, censures, redress to policyholders and fines.  Although NLASCO and its insurance subsidiaries endeavor to follow practices based on good faith interpretations of laws and regulations, or those generally followed by the industry, these practices may prove to be different from those that the regulatory authorities require.

        If the states in which NLIC and ASIC write insurance drastically increase the assessments that insurance companies are required to pay, NLASCO’s and their financial condition and results of operations will suffer.

        NLIC and ASIC are subject to a variety of taxes, fines, levies, license fees, tariffs and other assessments that may, from time to time, be material.  These assessments are made by the states in which NLIC and ASIC operate and include participation in residual market or involuntary risk plans in various states that provide insurance coverage to individuals or entities that otherwise are unable to purchase such coverage from private insurers.  Due to this participation, NLIC and ASIC may be exposed to material losses.  They also are subject to assessments in the states in which they write insurance for various purposes, including the provision of funds necessary to fund the operations of various insurance guaranty associations, which pay covered claims under certain policies issued by impaired, insolvent or failed insurance companies.  These assessments are generally set based on an insurer’s percentage of the total premiums written in the relevant state within a particular line of business for the relevant time period.  From 1999 to 2004, NLASCO’s other assessments in any year did not exceed $1.0 million.  For the year ended December 31, 2004, NLASCO paid no other assessments.  For the years ended December 31, 2005 and 2006, NLASCO’s other assessments were $10.4 million, with $4.4 million paid in 2005 and $6.0 million paid in 2006, principally related to Hurricanes Katrina and Rita in Louisiana, Mississippi and Texas (see next paragraph), and additional or emergency hurricane-related assessments could follow.  For the year ended December 31, 2006,

NLASCO paid an assessment of $0.4 million to cover the claims of an impaired insurer in Texas.  For the year ended December 31, 2007, NLASCO paid no assessments.  As NLIC’s and ASIC’s total premiums written grow, NLASCO’s share of any assessments may increase.  NLASCO, however, cannot predict with certainty the amount of future assessments, because these assessments depend on factors outside NLASCO’s control, such as the insolvencies of other insurance companies, the market shares of other insurance companies writing in a particular state and the degree to which other companies write in coastal areas.

        NLASCO is subject to assessments from the Georgia Underwriting Association, Louisiana Citizens Property Insurance Corporation, or LCPIC, Mississippi Windstorm Underwriting Association, or MWUA, the Texas FAIR Plan Association and the Texas Windstorm Insurance Association, or TWIA.

        LCPIC, MWUA and TWIA have estimated plan losses due to losses incurred from the hurricanes that struck Louisiana and Texas in the third quarter of 2005, and are thereby able to levy regular and emergency assessments to participating companies and policyholders, respectively. During the years ended December 31, 2006 and 2007, NLASCO’s insurance company subsidiaries paid no assessments based on estimated losses and NLASCO’s market shares in Louisiana, Mississippi and Texas.  Additional assessments, however, may follow.  NLASCO does not expect that these assessments will have a net financial statement impact, as all these assessments are recoverable (subject to treaty limits) under its reinsurance treaties.  Further, NLASCO may be able to recoup a regular assessment through a surcharge to policyholders.  These recoupments will be refunded to reinsurers as the related premiums are written and collected.  NLASCO is required to collect emergency assessments directly from residential property policyholders and remit them to LCPIC as they are collected.

        NLASCO continues to monitor developments with respect to various state facilities, such as the Georgia Underwriting Association, LCPIC, MWUA, the Texas FAIR Plan Association and the TWIA.  The ultimate impact of Hurricanes Katrina and Rita on these facilities is currently uncertain, but could result in the facilities recognizing a financial deficit different than the level currently estimated.  They may, in turn, have the ability to assess participating insurers when financial deficits occur.  NLASCO will not, however, incur any net expense or loss from any these assessments due to reinsurance recoveries.

        NLASCO may be subject to high retaliatory taxes in several states as a result of its multistate operations, which could have a material adverse impact on its financial condition and results of operations.

        Nearly all states impose a retaliatory tax on insurers operating in their state that are domiciled in another state.  Retaliatory taxes are based on the principle that if the aggregate taxes, fees and obligations imposed by an insurer’s domiciliary state are greater than the aggregate taxes, fees and obligations imposed by the taxing state, then the difference is payable to the taxing state as a retaliatory tax.  For example, the State of Texas imposes various premium-based taxes that, in the aggregate, total approximately 2.0% of gross written premiums in Texas.  The State of Illinois imposes various premium-based taxes that, in the aggregate, total approximately 0.5% of gross written premiums in Illinois.  The Illinois retaliatory tax provisions would require a Texas-domiciled insurer operating in Illinois to pay the 0.5% aggregate Illinois taxes plus a 1.5% incremental amount, which represents the difference between the Texas effective rate and the Illinois effective rate.  Thus, a Texas-domiciled insurer would pay a 2.0% effective tax in Illinois, while an Illinois-domiciled insurer would only pay a 0.5% effective tax.  Insurance companies with multistate operations, like NLASCO, may find themselves subject to high retaliatory taxes in several states, which could have a material adverse impact on NLASCO’s financial condition and results of operations.

        NLASCO’s ability to meet ongoing cash requirements and pay dividends may be limited by its holding company structure and regulatory constraints.

        NLASCO operates as a holding company.  Dividends and other permitted payments from its operating subsidiaries are expected to be its primary source of funds to meet ongoing cash requirements, including any future debt service payments and other expenses, and to pay dividends, if any, to Hilltop.  NLIC and ASIC are subject to significant regulatory restrictions and limitations under debt agreements limiting their ability to declare and pay dividends, which could, in turn, limit NLASCO’s ability to meet its ongoing cash requirements, including any future debt service payments and other expenses, or to pay dividends.

        Current legal and regulatory activities, investigations, litigation proceedings or other activities relating to the insurance industry, including investigations into contingent commission arrangements and insurance quotes regarding NLIC and ASIC, could affect NLASCO’s business, financial condition and results of operations.

        Recently, the insurance industry has experienced substantial share price volatility as a result of current litigation, investigations and regulatory activity by various insurance, governmental and enforcement authorities concerning certain practices within the insurance industry.  These practices include the payment of contingent commissions by insurance companies to insurance brokers and agents and the extent to which such compensation has been disclosed and the solicitation and provision of fictitious inflated or mischaracterized quotes for insurance coverages.  NLASCO paid less than 25% of its 2007 gross written premiums to its independent agents pursuant to contingent commission contracts.

        NLASCO is unable to predict the potential effects, if any, that these investigations may have upon these arrangements in particular or upon the insurance markets and industry business practices in general or what, if any, changes may be made to laws and regulations regarding the industry and financial reporting.  Any of the foregoing could materially and adversely affect its business, financial condition and results of operations.

        NLIC and ASIC are subject to periodic financial and market conduct examinations by state insurance departments.  If these examinations identify significant findings or recommend significant changes to its operations, either insurance company could lose its licenses or its financial condition and results of operations could be affected.

        The insurance departments in every state in which NLASCO’s insurance companies do business may conduct on-site visits and examinations of its insurance companies at any time and generally for any purpose, including review of NLASCO’s insurance companies’ financial condition, market conduct and relationships and transactions with affiliates.  In addition, the Texas Department of Insurance will conduct comprehensive examinations of NLASCO’s insurance companies every three to five years.  NLIC’s last regulatory exam was a full scope financial examination by the Texas Department of Insurance covering the period from January 1, 1997 through December 31, 2001, including material transactions and/or events occurring after December 31, 2001.  ASIC’s last regulatory exam was a full scope financial examination by the Texas Department of Insurance covering the period from January 1, 2001 through December 31, 2003, including certain material transactions and/or events occurring after December 31, 2003.  Neither examination resulted in any significant regulatory compliance issues being raised by the Texas Department of Insurance.

        The Texas Department of Insurance is currently conducting an examination of NLIC from January 31, 2002 through December 31, 2006, and ASIC from January 1, 2004 through December 31, 2006.  As of March 1, 2008, we have received no information indicating any significant compliance issues.

        The March 26, 2002 Market Conduct Examination Report for ASIC issued by Arizona’s Department of Insurance contained a recommendation that the Arizona Director of Insurance determine if cause existed to take disciplinary action against ASIC for various apparent law violations cited in the report.  Subsequent to the issuance of the report, ASIC entered into a voluntary Consent Order with the Arizona Department of Insurance pursuant to which ASIC agreed to undertake various remedial actions in respect of the apparent law violations cited in the report.  ASIC made reports to the Arizona Department required by the Consent Order, and the Arizona Department of Insurance has advised that, while compliance with the Consent Order is subject to further verification upon future examination, the Arizona Department of Insurance is satisfied that ASIC has completed the remedial requirements of the Consent Order.  While there were no material adverse findings or recommended changes to NLASCO’s or its insurance company subsidiaries’ operations identified in the recently completed financial examinations conducted by the departments of insurance of other states, there can be no assurance that there will not be adverse findings or recommended changes identified by these or other state insurance departments in the future.  In addition, significant adverse findings could lead to a revocation of NLASCO’s or its insurance company subsidiaries’ licenses.  Any adverse findings or recommended changes resulting from such financial examinations, or from any future examinations, could have a material adverse effect on NLASCO’s or its insurance company subsidiaries’ financial condition and results of operations.

        NLASCO relies on its information technology and telecommunications systems, and the failure or disruption of these systems could disrupt its operations and adversely affect its results of operations.

        NLASCO’s business is highly dependent upon the successful and uninterrupted functioning of its information technology and telecommunications systems.  NLASCO relies on these systems to process new and renewal business, issue policies, provide customer service, make claims payments and facilitate collections and cancellations, as well as to perform actuarial and other analytical functions necessary for pricing and product development.  NLASCO’s systems could fail of their own accord or could be disrupted by outside factors, such as natural disasters, power disruptions or surges, failure of third party systems or support, computer hackers, terrorist attacks or other factors beyond its control.  Failure or disruption of these systems, or the back-up systems, for any reason could disrupt its operations and adversely affect its results of operations.

        Failures in NLASCO’s electronic underwriting system could adversely affect its financial condition and results of operations.

        NLASCO’s Internet-based Policy Agency Claim System, or PACS, was primarily developed in-house.  PACS is fully integrated and is able to process quotes, policy issuance, billings, payments and claims.  The system is designed for ease of use by agents and employees.  PACS is an integral part of NLASCO’s success, and the growth of its business is highly dependent upon it.  Almost all applications are submitted online.  Problems or errors of which NLASCO is not currently aware may have occurred in connection with the installation, upgrading or maintenance of this system or any of its other systems or may result from a major physical disaster or other calamity that causes damage to NLASCO’s systems generally.  A loss of PACS or any of NLASCO’s other systems for a sustained period of time could have an adverse impact on its financial condition and results of operations.

        Failure to develop an adequate knowledge transfer or a succession plan for NLASCO’s information technology personnel could adversely affect its financial condition and results of operations.

        The success of PACS and NLASCO’s other systems depend heavily on the incumbent information technology team that developed the system.  A loss of key members of this team without adequate knowledge transfer or a succession plan could disrupt NLASCO’s operations and adversely affect its results of operations.

        Claims by third-parties that NLASCO infringes their proprietary technology could adversely affect NLASCO’s financial condition and results of operations.

        If NLASCO discovers that any of its products or technology that it licenses from third-parties violates third-party proprietary rights, NLASCO may not be able to reengineer its products or obtain a license on commercially reasonable terms to continue using the products or technology without substantial reengineering, or to otherwise modify programs.  In addition, product and technology development is inherently uncertain in a rapidly evolving technology environment in which there may be numerous patent applications pending for similar technologies, many of which are confidential when filed.  In addition, much of the software used by NLASCO may be used subject to a licensing agreement, and NLASCO’s failure to comply with the terms for usage under any such licensing agreement could subject it to claims that could adversely impact its business.  Although NLASCO sometimes may be indemnified by third-parties against claims that licensed third-party technology infringes proprietary rights of others, this indemnity may be limited, unavailable or, where the third party lacks sufficient assets or insurance, ineffective.  NLASCO currently does not have liability insurance to protect against the risk that its technology or future licensed third-party technology infringes the proprietary rights of others.  Any claim of infringement, even if invalid, could cause NLASCO to incur substantial costs defending against the claim and could distract its management from the business.  Furthermore, a party making such a claim could secure a judgment that requires NLASCO to pay substantial damages.  A judgment also could include an injunction or other court order that could prevent NLASCO from using the products and technologies.  Any of these events could have a material adverse effect on NLASCO’s business, operating results and financial condition.

        Acquisitions could result in operating difficulties, dilution and other harmful consequences.

        From time to time, NLASCO may engage in discussions regarding potential acquisitions, including potential acquisitions that could be material to its financial condition and results of operations.  NLASCO may acquire whole businesses or books of business that fit its underwriting competencies from insurance companies, MGAs and other agents.  In addition, NLASCO may expand its business, product offerings and policyholder base by acquiring businesses in areas in which NLASCO has limited operating experience.  The process of integrating an acquired company or book of business may create unforeseen operating difficulties and expenditures.  In particular:

•                  NLASCO has achieved its prior success by applying a disciplined approach to underwriting and pricing in select markets that are not well served by its competitors. NLASCO may not be able to successfully implement its underwriting, claims management, pricing and product strategies in companies or books of business it acquires;

•                  NLASCO may not be able to retain the agents associated with acquired businesses and, as a result, fail to realize the anticipated potential benefits of the acquisition;

•                  NLASCO could be required to implement or remediate controls, procedures and policies for an acquired privately-held company that prior to acquisition may not have been required;

•                  An acquisition could present cultural challenges associated with integrating employees from the acquired company into the organization, which could result in a loss of employees from the businesses NLASCO acquires and other adverse consequences;

•                  NLASCO’s management may have to divert its time and energy from operating the business to integration challenges;

•                  NLASCO could have no prior experience operating the type of business that it acquires, which could create difficulties and result in NLASCO failing to realize many of the anticipated potential benefits of the acquisition; and

•                  An acquisition could dilute NLASCO’s book value per share or after-tax return on average equity.

        The anticipated benefits of any acquisition may not materialize.  Future acquisitions could result in the incurrence of debt or an assumption of inadequate liabilities for losses and loss adjusted expenses or claims management structures, any of which could harm NLASCO’s financial condition.  Future acquisitions may require NLASCO to obtain additional equity or debt financing, which may not be available on favorable terms or at all.

Risks Related to Ownership of the Senior Exchangeable Notes

        The Senior Exchangeable Notes are effectively subordinated to our existing and future secured indebtedness.

        The 7½% Senior Exchangeable Notes due 2025, or the Senior Notes, are unsecured and rank equally with our operating partnership’s existing and future unsecured senior debt.  The Senior Notes are effectively subordinated to all of our operating partnership’s secured debt and to all other debt of Hilltop and its other, direct and indirect, subsidiaries, since the Senior Notes are not guaranteed by Hilltop or its other, direct and indirect, subsidiaries.  At December 31, 2007, Hilltop and its consolidated subsidiaries, other than the operating partnership, had approximately $51.5 million of debt, all of which is effectively senior to the Senior Notes.  At December 31, 2007, the operating partnership did not have any indebtedness for borrowed money, except for the Senior Notes.  In the event of a bankruptcy, liquidation or dissolution, the assets that serve as collateral for any secured indebtedness and the assets of Hilltop and its subsidiaries, other than the operating partnership, will be available to satisfy the obligations of that indebtedness before any payments are made on the Senior Notes.

        There are no restrictive covenants in the indenture governing the Senior Notes relating to our ability to incur future indebtedness or complete other financing transactions.

        The indenture governing the Senior Notes does not contain any financial or operating covenants or restrictions on the payment of dividends, the incurrence of indebtedness, transactions with affiliates, incurrence of liens or the issuance or repurchase of securities by us or any of our subsidiaries.  Therefore, we may incur additional indebtedness, including secured indebtedness, that would be effectively senior to the Senior Notes to the extent of the value of the assets securing such indebtedness, or indebtedness at the subsidiary level to which the Senior Notes would be structurally subordinated.  We cannot assure that we will be able to generate sufficient cash flow to pay the interest on our indebtedness, including the Senior Notes, or that future working capital, borrowings or equity financing will be available to pay or refinance any such indebtedness.

        An adverse rating of the Senior Notes may cause their trading price to fall.

        If rating agencies reduce, or indicate that they may reduce, their ratings in the future, the trading price of the Senior Notes could significantly decline.  If we elect to satisfy our exchange obligation to holders by paying the cash value of our common stock into which the Senior Notes are exchangeable or by a combination of cash and shares of our common stock, upon exchange of all or a portion of their Senior Notes, holders may not receive any shares of our common stock, or they might receive fewer shares of our common stock relative to the exchange value of the Senior Notes.  In addition, there will be a significant delay in settlement, and because the amount of cash and/or common stock that a holder will receive in these circumstances will be based on the sales price of our common stock for an extended period between the exchange date and settlement date, holders will bear the market risk with respect to the market price of the common stock for such extended period.  Finally, our liquidity may be reduced to the extent that we choose to deliver cash rather than shares of common stock upon exchange of the Senior Notes.

        The failure of our results to meet the estimates of market analysis could adversely affect the trading price of the Senior Notes and our common stock.

        We have not in the past provided, and do not intend in the future to provide, estimates of our future financial performance to the investor markets.  Certain analysts, however, provide their own estimates of our future financial performance based on their review of our public financial information.  In the past, our actual results have been below the expectations of such analysts.  In the event our results continue to be less than analyst estimates, the trading price of our common stock could be adversely affected, which could, in turn, adversely affect the trading price of the Senior Notes.

Risks Related to the Securities Markets and Ownership of Our Common Stock

        The transfer of our securities is restricted through the inclusion of transfer restrictions in our charter.

        In order to reduce the risk of an ownership change in the future, our charter restricts certain acquisitions of our securities in order to preserve the benefit of our NOLs.  The charter generally prohibits any direct or indirect sale, transfer, assignment, conveyance, pledge or other disposition of our shares of stock or warrants, rights or options to purchase our stock or any other interests that would be treated as our stock under the income tax regulations promulgated under the Internal Revenue Code of 1986, as amended, if as a result of such sale, transfer, assignment, conveyance, pledge or other disposition any person or group would beneficially own five percent or more of the market value of the total outstanding shares of our common stock or the percentage of our common stock owned by a five percent or greater stockholder would be increased.  Beneficial ownership is determined utilizing Treasury Regulation Section 1.382-2T(g).  The transfer restrictions were implemented in January 2007, and we expect that the restrictions will remain in force as long as the NOLs are available.  We cannot assure you, however, that these restrictions will prevent an ownership change.  If any of our stockholders increase their beneficial ownership percentage in our common stock through future acquisitions, there is an increased possibility that the provisions under the charter may be triggered.  Any attempted transfer of shares in violation of the charter prohibitions will be void, and the intended transferee will not acquire any right in those shares.  We have the right to take any lawful action that we believe is necessary or advisable to ensure compliance with these ownership and transfer restrictions and to preserve our NOLs, including refusing to recognize any transfer of stock in violation of our charter.  These ownership and transfer restrictions of our charter may have the effect of discouraging or preventing a third party from attempting to gain control of us without the approval of our board of directors.  Accordingly, it is less likely that a change in control, even if beneficial to stockholders, could be effected without the approval of our board of directors.

        Applicable insurance laws may make it difficult to effect a change of control of Hilltop.

        NLIC and ASIC are domiciled in the State of Texas.  Before a person can acquire control of an insurance company domiciled in Texas, prior written approval must be obtained from the Texas Department of Insurance.  Acquisition of control would be presumed on the acquisition, directly or indirectly, of ten percent or more of Hilltop’s outstanding voting stock, unless the regulators determine otherwise.  Prior to granting approval of an application to acquire control of a domestic insurer, the Texas Department of Insurance will consider several factors, such as:

•                  the financial strength of the acquirer;

•                  the integrity and management experience of the acquirer’s board of directors and executive officers;

•                  the acquirer’s plans for the management of the insurer;

•                  the acquirer’s plans to declare dividends, sell assets or incur debt;

•                  the acquirer’s plans for the future operations of the domestic insurer;

•                  the impact of the acquisition on continued licensure of the domestic insurer;

•                  the impact on the interests of Texas policyholders; and

•                  any anti-competitive results that may arise from the consummation of the acquisition of control.

        These laws may discourage potential acquisition proposals of Hilltop and may delay, deter or prevent a change of control of Hilltop, including transactions that some or all of our stockholders might consider desirable.

        Additional issuances of equity securities and exchange of the Senior Notes for our common stock will dilute the ownership interest of our existing stockholders, including former Senior Noteholders who had previously exchanged their Senior Notes for common stock.

        The exchange of some or all of the Senior Notes will dilute the ownership interests of our existing stockholders, including former Senior Noteholders who had previously exchanged their Senior Notes for common stock.  Any sales in the public market of our common stock to be issued upon such exchange could adversely affect prevailing trading price of our common stock.  In addition, the existence of the Senior Notes may encourage short selling by market participants because the exchange of the Senior Notes could depress the price of our common stock.  We may issue equity in the future in connection with strategic transactions, including acquisitions or combinations, to adjust our ratio of debt-to-equity, including through repayment of outstanding debt, to fund expansion of our operations, upon exchange of the Senior Notes or for other purposes.  To the extent we issue additional equity securities, the percentage ownership into which the Senior Notes would exchange could be reduced.

        Our common stock price may experience substantial volatility, which may affect your ability to sell our common stock at an advantageous price and could impact the market price, if any, of the Senior Notes.

        Price volatility of our common stock may affect your ability to sell our common stock at an advantageous price.  In addition, this may result in greater volatility in the market price, if any, of the Senior Notes than would be expected for non-exchangeable debt securities.  Market price fluctuations in our common stock may be due to acquisitions, dispositions or other material public announcements, including those regarding dividends or changes in management, along with a variety of additional factors including, without limitation, other risks identified in “Risk Factors” and “Forward-looking Statements.”  In addition, the stock markets in general, including the NYSE, recently have experienced extreme price and trading fluctuations.  These fluctuations have resulted in volatility in the market prices of securities that often have been unrelated or disproportionate to changes in operating performance.  These broad market fluctuations may adversely affect the market price of our common stock, and the market price of the Senior Notes.

        Our rights and the rights of our stockholders to take action against our directors and officers are limited.

        We are organized under Maryland law, which provides that a director or officer has no liability in that capacity if he or she performs his or her duties in good faith, in a manner he or she reasonably believes to be in our best interests and with the care that an ordinarily prudent person in a like position would use under similar circumstances.  In addition, our charter eliminates our directors’ and officers’ liability to us and our stockholders for money damages, except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment and that is material to the cause of action.  Our bylaws require us to indemnify our directors and officers for liability resulting from actions taken by them in those capacities to the maximum extent permitted by Maryland law.  As a result, our stockholders and we may have more limited rights against our directors and officers than might otherwise exist under common law.  In addition, we may be obligated to fund the defense costs incurred by our directors and officers.

FORWARD-LOOKING STATEMENTS

        This prospectus and the documents incorporated by reference into this prospectus include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, or Securities Act, and Section 21E of the Securities Exchange Act of 1934, or Exchange Act, as amended by the Private Securities Litigation Reform Act of 1995.  All statements, other than statements of historical fact, included in this prospectus that address results or developments that we expect or anticipate will or may occur in the future, where statements are preceded by, followed by or include the words “believes,” “expects,” “may,” “will,” “would,” “could,” “should,” “seeks,” “approximately,” “intends,” “plans,” “projects,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases, including such things as our business strategy, our financial condition, our litigation, our efforts to make strategic acquisitions, our liquidity and sources of funding, our capital expenditures, our products, market trends, operations and business, are forward-looking statements.

        These forward-looking statements are based on our beliefs, assumptions and expectations of our future performance taking into account all information currently available to us.  These beliefs, assumptions and expectations are subject to risks and uncertainties and can change as a result of many possible events or factors, not all of which are known to us.  If an event occurs or further changes, our business, business plan, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements.  These risks, along with the risks disclosed in the section of this prospectus titled “Risk Factors” beginning on page 2 and the following factors, could cause actual results to vary from our forward-looking statements:

•                  changes in the acquisition market;

•                  our ability to find and complete strategic acquisitions with suitable merger or acquisition candidates or find other suitable ways in which to invest our capital;

•                  the adverse impact of external factors, such as changes in interest rates, inflation and consumer confidence;

•                  our corporate debt ratings;

•                  the condition of capital markets;

•                  actual outcome of the resolution of any conflict;

•                  our ability to use net operating loss carryforwards to reduce future tax payments;

•                  the impact of the tax code and rules on our financial statements;

•                  failure of NLASCO’s insurance subsidiaries to maintain their respective A.M. Best ratings;

•                  failure to maintain NLASCO’s current agents;

•                  lack of demand for insurance products;

•                  cost or availability of adequate reinsurance;

•                  changes in key management;

•                  severe catastrophic events in our geographic area;

•                  failure of NLASCO’s reinsurers to pay obligations under reinsurance contracts;

•                  failure of NLASCO to maintain sufficient reserves for losses on insurance policies;

•                  failure of NLASCO to maintain appropriate insurance licenses; and

•                  failure of Hilltop to realize the benefits from the sale of substantially all of its manufactured home business in July 2007.

Consequently, all of the forward-looking statements made in this prospectus are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by us will be realized, or even substantially realized, and that they will have the expected consequences to or effects on us and our business or operations.  Forward-looking statements made in this prospectus speak as of the date of this prospectus.  We undertake no obligation to update or revise any forward-looking statement in this prospectus.

USE OF PROCEEDS

        The selling stockholders will receive all of the proceeds from the sale of shares offered by this prospectus.  We will not receive any proceeds from the sale of these shares.  We will bear all expenses incident to the registration of the shares of our common stock under the Federal and state securities laws, other than expenses incident to the delivery of the shares to be sold by the selling stockholders.  Any transfer taxes payable on these shares and any commissions and discounts payable to underwriters, agents or broker-dealers will be paid by the selling stockholders.

DESCRIPTION OF SECURITIES

The following description, which summarizes the material terms and provisions of our securities, does not purport to be complete and is subject to, and qualified in its entirety by reference to the actual terms and provisions of our charter, bylaws, the Senior Notes and the indenture governing the Senior Notes, which is incorporated herein by reference.

General

Our charter provides that we may issue up to 100,000,000 shares of common stock, $0.01 par value per share, of which 56,444,059 shares are issued and are outstanding as of March 17, 2008;  10,000,000 shares of preferred stock, $0.01 par value per share, of which 5,750,000 shares have been classified as 8.25% Series A cumulative redeemable preferred stock, or Series A preferred stock, of which 5,000,000 shares are issued and outstanding as of March 17, 2008; and 10,000,000 shares of special voting stock, par value $0.01 per share, of which no shares are outstanding as of March 17, 2008.  Our board of directors may amend our charter without stockholder approval to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we have authority to issue.  Under Maryland law, our stockholders generally are not liable for our debts or obligations.

Common Stock

General

All shares of our common stock outstanding are duly authorized, fully paid and non-assessable.  Holders of our common stock are entitled to receive dividends when authorized by our board of directors out of assets legally available for the payment of dividends and declared by us.  They also are entitled to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up, after payment of, or adequate provision for, all of our known debts and liabilities.  These rights are subject to the preferential rights of any other class or series of our stock.

Each outstanding share of our common stock entitles the holder to one vote on all matters submitted to a vote of our stockholders, including the election of directors.  Except as provided with respect to any other class or series of stock, including the special voting stock described below, the holders of our common stock possess exclusive voting power with respect to all matters subject to stockholder approval or election or otherwise submitted to a vote of our stockholders.  There is no cumulative voting in the election of directors.

Holders of our common stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any of our securities.  All shares of common stock will have equal dividend, liquidation and other rights.

Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business, unless approved by the affirmative vote of holders of shares entitled to cast at least two thirds of the votes entitled to be cast on the matter.  A Maryland corporation may, however, provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter.  Except for the amendment of the provisions of our charter relating to the removal of directors and relating to the amendment of certain provisions of our charter, our charter provides for approval of these matters by a majority of all the votes entitled to be cast.  Maryland law permits a corporation to transfer all or substantially all of its assets without the approval of the stockholders of the corporation to one or more persons if all of the equity interests of the person or persons are owned, directly or indirectly, by the corporation.  In addition, operating assets may be held by a corporation’s subsidiaries, as in our situation, and these subsidiaries may be able to transfer all or substantially all of these assets without a vote of our stockholders.

Restricted Stock Grants

In April 2005, we granted an award of 80,000 shares of common stock to Scott D. Jackson, our then Chief Executive Officer, under our 2003 equity incentive plan.  Pursuant to the terms of the grant, 20,000 shares vested immediately and the remainder was forfeited upon Mr. Jackson’s resignation from us in December 2005.  During 2007, 2006 and 2005, we granted 9,430, 14,400 and 6,250 common shares, respectively, to non-management members of our board of directors for service rendered to us during the periods.  The shares granted to our non-management members of our board of directors vested immediately upon grant. All unvested restricted shares granted prior to July 31, 2007 and that had not been forfeited as of that date, vested as a result of the Farallon Transaction, which constituted a change in control under the plan under which those restricted shares were granted.

We consider the number of vested shares issued under our 2003 equity incentive plan as common stock outstanding and include them in the denominator of our calculation of basic earnings per share.  We also consider the total number of restricted shares granted under our 2003 equity incentive plan in the denominator of our calculation of diluted earnings per share, if they are dilutive.  We return shares forfeited to the 2003 equity incentive plan as shares eligible for future grant and adjust any compensation expense previously recorded on such shares in the period the forfeiture occurs.

Warrants

On August 9, 2000, we issued 1,250,000 warrants, each giving its holder the right to purchase one share of our common stock at an exercise price of $11.70 per share.  Subsequently, as the result of a 0.519-for-1 reverse split of our common stock in 2004 in preparation for our IPO, the payment of dividends on our common stock, the issuance from time to time of our common stock as compensation to our non-management directors and the rights offering conducted by us in January 2007, pursuant to the terms of the warrants, the exercise price per share of our common stock under the warrants has been adjusted to $15.60 and the total number of shares of our common stock issuable upon exercise of all of warrants has been adjusted to 937,440.  The warrants expire if not exercised prior to 5:00 PM, New York City time, on July 23, 2010.

        Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

Special Voting Stock

Pursuant to a pairing agreement between Hilltop and ARC LP, each OP unit in ARC LP that was issued in the reorganization was paired with one share of special voting stock.  The pairing agreement provides for the following rights with respect to outstanding special voting stock:

•                  holders of special voting stock are not entitled to any regular or special dividend payments or other distributions, including any dividends or other distributions declared or paid with respect to shares of our common stock or any of our other stock;

•                  holders of special voting stock are not entitled to receive any distributions in the event of liquidation or dissolution;

•                  holders of special voting stock have the right to one vote on all matters submitted to a vote of our stockholders, and the holders of special voting stock vote collectively with the holders of our common stock as one class on all matters submitted to a vote of our stockholders; and

•                  holders of special voting stock have no class voting rights except as specifically set forth in our charter.

We may not issue any additional shares of special voting stock in the future unless such shares are paired with common partnership units of ARC LP.  There currently is no special voting stock issued or outstanding, and we currently do not intend to issue any shares of our special voting stock.  Upon the redemption of all of ARC LP’s partnership units that were paired with a share of special voting stock in accordance with the redemption provisions of ARC LP’s partnership agreement, all shares of special voting stock have been cancelled and were reclassified as authorized but unissued shares of special voting stock.

Preferred Stock

General

Under our charter, our board of directors is authorized without further stockholder action to provide for the issuance of up to 10,000,000 shares of preferred stock, in one or more series, with such terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption in each case, if any, as permitted by Maryland law and as shall be set forth in resolutions providing for the issue of preferred stock adopted by our board of directors.

8.25% Series A Cumulative Redeemable Preferred Stock

The Articles Supplementary adopted by our board of directors creating our Series A preferred stock sets forth the number and fixes the terms, designations, powers, preferences, rights, limitations and restrictions of a series of our preferred stock classified as 8.25% Series A cumulative redeemable preferred stock, or Series A preferred stock.  We designated up to 5,750,000 shares of preferred stock as Series A preferred stock, 5,000,000 shares of which were issued in connection with our IPO.  Our Series A preferred stock is listed on the NYSE under the symbol “HTH-PA.”  Our Series A preferred stock has the following terms:

•                  a liquidation preference of $25.00 per share;

•                  ranks senior to our common stock with respect to dividends and liquidation;

•                  subject to the preferential rights of holders of any class or series of senior stock, is entitled to receive, when and as authorized by our board of directors and declared by us, out of funds legally available for payment thereof, cumulative cash dividends at the rate of 8.25% per annum of the $25.00 liquidation preference (equivalent to a fixed annual rate of $2.0625 per share);

•                  source of funds for dividends on our Series A preferred stock is distributions paid on ARC LP’s Series A preferred units;

•                  not redeemable prior to February 18, 2009;

•                  redeemable in whole or from time to time in part, on and after February 18, 2009, by us, at our option, to the extent permitted by law, at a cash redemption price equal to $25.00 per share, plus all accumulated dividends;

•                  does not have any voting rights, except in limited circumstances, including where we have not been current on payment of dividends for six or more quarterly periods, whether or not consecutive; and

•                  is not convertible into, or exchangeable for, any of our other property or securities.

        Transfer Agent and Registrar

        The transfer agent and registrar for our Series A preferred stock is American Stock Transfer & Trust Company.

7½% Senior Exchangeable Notes due 2025 of ARC LP

General

ARC LP issued $96.6 million aggregate principal amount of Senior Notes, and the Senior Notes are limited to the aggregate principal amount of $100.0 million.  ARC LP issued the Senior Notes pursuant to an indenture, dated as of August 9, 2005, between ARC LP, as issuer, and U.S. Bank National Association, as trustee.

The terms of the Senior Notes include those provisions contained in the Senior Notes and the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, or the 1939 Act.  The Senior Notes are subject to all such terms, and holders of Senior Notes are referred to the Senior Notes, the indenture and the 1939 Act for a statement thereof.  Copies of the indenture and the form of the Senior Notes are available for inspection at the corporate trust office of the trustee, currently located at U.S. Bank National Association, 60 Livingston Avenue, EP-MN-WS3C, St. Paul, MN 55107-2292; Attention: Rick Prokosch.

The Senior Notes will mature on August 15, 2025 and will be paid against presentation and surrender thereof at the corporate trust office of the trustee unless (1) earlier redeemed by ARC LP at its option or repurchased by ARC LP at a holder’s option at certain times as described under “—Provisional Redemption of the Senior Notes at ARC LP’s Option,” “—Repurchase at Option of Holders on Certain Dates” or “—Repurchase at Option of Holders upon a Fundamental Change” below or (2) exchanged at a holder’s option as permitted under “—Exchange Rights” below.  ARC LP is not required to maintain a sinking fund for the repayment of the Senior Notes.

Exchange Rights

Subject to the restrictions on ownership of Hilltop common stock and the conditions described below, holders may exchange at any time on or prior to maturity or redemption any outstanding Senior Notes (or $1,000 portions thereof) into shares of Hilltop common stock currently at an exchange rate of 73.95 shares of Hilltop common stock per $1,000 principal amount of Senior Notes (equivalent to a current exchange price of $13.52 per Hilltop common share).  The exchange rate and the equivalent exchange price in effect at any given time are referred to in this prospectus as the “exchange rate” and the “exchange price,” respectively, and will be subject to adjustment as described in this prospectus.  Holders may exchange Senior Notes only in denominations of $1,000 and whole multiples of $1,000.  If ARC LP calls the Senior Notes for redemption, the Notes may only be exchanged until the close of business on the business day immediately preceding the redemption date unless ARC LP fails to pay the redemption price.

Upon exchange of a Senior Note, a holder will not receive any cash payment of interest, subject to certain exceptions, and we will not adjust the exchange rate to account for accrued and unpaid interest.

Holders of the Senior Notes at the close of business on a record date for an interest payment will receive payment of interest payable on the corresponding interest payment date notwithstanding the exchange of the Senior Notes at any time after the close of business on the applicable regular record date. The Senior Notes tendered for exchange by a holder after the close of business on any record date for an interest payment and on or prior to the corresponding interest payment date must be accompanied by payment of an amount equal to the interest that the holder is to receive on the Senior Notes; provided, however, that no such payment will be made (1) if ARC LP has specified a redemption date that is after such record date and on or prior to such interest payment date or (2) with respect to overdue interest, if any overdue interest exists at the time of exchange with respect to the Senior Notes.

If a holder exchanges the Senior Notes, ARC LP will pay any documentary, stamp or similar issue or transfer tax due on the issuance of shares of Hilltop common stock upon the exchange, if any, unless the tax is due because the holder requests the shares to be issued or delivered to a person other than the holder, in which case the holder will pay that tax prior to receipt of such shares.

A holder wishing to exercise its exchange rights must deliver an irrevocable duly completed exchange notice to the exchange agent.  Holders may obtain copies of the required form of the exchange notice from the exchange agent.  A certificate, or a book-entry transfer through The Depository Trust Company, or DTC, for the number of shares of Hilltop common stock for which any Senior Notes are exchanged, together with a cash payment for any fractional shares, will be delivered through the exchange agent as soon as practicable, but within the time periods specified below, following the exchange date (subject to our ability to elect to deliver cash, or a combination of cash and shares of Hilltop common stock).  The trustee initially, and currently, acts as the exchange agent.

In lieu of delivery of shares of Hilltop common stock upon all or any portion of the exchanged Senior Notes, we may elect to pay holders surrendering Senior Notes for exchange an amount in cash per note (or a portion of a note) equal to the average closing price of Hilltop common stock over the five trading day period starting on and including the third trading day following the exchange date multiplied by the exchange rate in effect on the exchange date (or portion of the exchange rate applicable to a portion of a note if a combination of Hilltop common stock and cash is to be delivered).  We will inform such holders through the trustee no later than two business days following the exchange date of our election to deliver shares of Hilltop common stock, to pay cash in lieu of delivery of the shares or to deliver a combination of Hilltop common stock and cash.  If we elect to deliver solely shares of Hilltop common stock, these will be delivered through the exchange agent no later than the third business day following the exchange date.  If we elect to deliver a combination of shares of Hilltop common stock and cash or to pay all of such payment in cash, such delivery and payment will be made to holders surrendering Senior Notes no later than the tenth business day following the applicable exchange date.

The “closing price” of Hilltop common stock on any trading day means the reported last sale price per share (or, if no last sale price is reported, the average of the bid and ask prices per share or, if more than one in either case, the average of the average bid and the average ask prices per share) on such date reported by the NYSE or, if Hilltop common stock is not quoted on the NYSE, as reported by the principal national securities exchange or quotation system on which Hilltop common stock is then listed or otherwise as provided in the indenture.

If a holder has already delivered a repurchase notice as described under either “—Repurchase at Option of Holders on Certain Dates” or “—Repurchase at Option of Holders upon a Fundamental Change,” with respect to a note, that holder may not tender that note for exchange until the holder has properly withdrawn the repurchase notice.

Upon surrender of a note for exchange, the holder shall deliver to us cash equal to the amount that we are required to deduct and withhold under applicable law in connection with such exchange; provided, however, that if the holder does not deliver such cash, we may deduct and withhold from the consideration otherwise deliverable to such holder the amount required to be deducted and withheld under applicable law.

Holders may surrender their Senior Notes for exchange of shares of Hilltop common stock at the applicable exchange rate at any time prior to the close of business on the second business day immediately preceding the stated maturity date.

Exchange Rate Adjustments

The exchange rate will be adjusted for certain events, including:

(1)             the issuance of Hilltop common stock as a dividend or distribution on Hilltop common stock;

(2)             subdivisions and combinations of Hilltop common stock;

(3)             the issuance to all holders of Hilltop common stock of rights or warrants entitling them to purchase Hilltop common stock (or securities exchangeable into Hilltop common stock) at less than (or having an exchange price per share less than) the current market price of Hilltop common stock;

(4)             the dividend or other distribution to all holders of Hilltop common stock or shares of Hilltop capital stock (other than common stock) of evidences of indebtedness or assets, including securities, but excluding:

(A)            the rights and warrants referred to above,

(B)              dividends and distributions in connection with a reclassification, change, consolidation, merger, combination, sale or conveyance resulting in a change in the exchange consideration pursuant to the second succeeding paragraph; or

(C)              dividends or distributions paid exclusively in cash;

(5)          dividends or other distributions consisting exclusively of cash to all holders of Hilltop common stock in excess of $0.1875 per share in each fiscal quarter, or the dividend threshold amount; the dividend threshold amount is subject to adjustment as a result of the same events giving rise to an adjustment to the exchange rate, provided that no adjustment will be made to the dividend threshold amount as a result of any event described in this clause (5); and

(6)          payments to holders of Hilltop common stock in respect of a tender offer or exchange offer for Hilltop common stock by Hilltop or any of its subsidiaries to the extent that the cash and fair market value of any other consideration included in the payment per share exceeds the closing price of

Hilltop common stock on the trading day following the last date on which tenders or exchanges may be made pursuant to such tender offer or exchange offer.

Notwithstanding the foregoing, in the event of an adjustment to the exchange rate pursuant to clauses (5) or (6) above, in no event will the exchange rate exceed 86.8821 shares of Hilltop common stock per $1,000 principal amount of the Senior Notes, subject to adjustment pursuant to clauses (1) through (4) above.

No adjustment in the exchange rate will be required unless the adjustment would require a change of at least one percent in the exchange rate then in effect at that time.  Any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment.  Except as stated above, the exchange rate will not be adjusted for the issuance of Hilltop common stock or any securities exchangeable into or exchangeable for Hilltop common stock or carrying the right to purchase any of the foregoing.  We will not make any adjustment if holders of Senior Notes are entitled to participate in the transactions described above.

In the case of:

•               any reclassification or change of Hilltop common stock (other than changes resulting from a subdivision or combination); or

•               a consolidation, merger or combination involving Hilltop or a sale or conveyance to another corporation of all or substantially all of Hilltop’s property and assets,

in each case as a result of which holders of Hilltop common stock are entitled to receive stock, other securities, other property or assets (including cash or any combination thereof) with respect to, or in exchange for, Hilltop common stock, holders of the Senior Notes will be entitled thereafter to exchange their Senior Notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that they would have owned, or been entitled to receive, upon such reclassification, change, consolidation, merger, combination, sale or conveyance had the Senior Notes been exchanged into Hilltop common stock immediately prior to such reclassification, change, consolidation, merger, combination, sale or conveyance.  In the event holders of Hilltop common stock have the opportunity to elect the form of consideration to be received in a reclassification, change, consolidation, merger, combination, sale or conveyance, we will make adequate provision, whereby the holders of the Senior Notes shall have the opportunity, on a timely basis, to determine the form of consideration into which all of the Senior Notes, treated as a single class, shall be exchangeable.  This determination shall be based on the blended, weighted average of elections made by holders of the Senior Notes who participate in such determination and shall be subject to any limitations to which all of the holders of Hilltop common stock are subject to, such as pro-rata reductions applicable to any portion of the consideration payable.  We may not become a party to any such transaction unless its terms are consistent with the foregoing.

If a taxable distribution to holders of Hilltop common stock or other transaction occurs that results in any adjustment of the exchange price, the holders of Senior Notes may, in certain circumstances, be deemed to have received a distribution subject to United States income tax as a dividend.  In certain other circumstances, the absence of an adjustment may result in a taxable dividend to the holders of common stock.  We may make these reductions in the exchange price, in addition to those set forth above, as our board of directors deems advisable to avoid or diminish any income tax to holders of Hilltop common stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes.

We may, from time to time, to the extent permitted by law, reduce the exchange price of the Senior Notes by any amount for any period of at least 20 days.  In that case, we will give at least 15 days’ notice of the decrease.

Determination of Make Whole Premium

If a transaction described in the first, second or fourth bullet of the definition of change in control (as set forth under “—Repurchase at Option of Holders upon a Fundamental Change”) occurs prior to August 20, 2015 and a holder elects to exchange its Senior Notes in connection with the transaction, we will increase the applicable exchange rate for the Senior Notes surrendered for exchange by a number of additional Hilltop common shares, or the additional change in control shares, as described below.  An exchange of Senior Notes will be deemed for these purposes to be “in connection with” the change in control transaction if the notice of exchange of the Senior Notes is received by the exchange agent from and including the date that is 15 business days prior to the anticipated effective date of the change in control up to and including the business day prior to the repurchase date as described under “—Repurchase at Option of Holders upon a Fundamental Change.”

The number of additional change in control shares will be determined by reference to the table below and is based on the date on which the change in control transaction becomes effective, or the effective date, and the price, or the stock price, paid per Hilltop common share in the transaction.  If the holders of Hilltop common shares receive only cash in the change in control transaction, the stock price shall be the cash amount paid per Hilltop common share.  Otherwise, the stock price shall be the average of the closing sale prices of Hilltop common shares on the ten consecutive trading days up to but excluding the effective date.

The stock prices set forth in the first row of the table (i.e., the column headers) will be adjusted as of any date on which the exchange rate of the Senior Notes is adjusted.  The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the exchange rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the exchange rate as so adjusted.  In addition, the number of additional change in control shares will be subject to adjustment in the same manner as the exchange rate as set forth above under “—Exchange Rate Adjustments.”

The following table sets forth the stock price and number of additional change in control shares of Hilltop common stock to be received per $1,000 principal amount of Senior Notes:

Stock Price	8/9/2005	8/20/2006	8/20/2007	8/20/2008	8/20/2009	8/20/2010	8/20/2011	8/20/2012	8/20/2013	8/20/2014	8/20/2015
$11.51	12.9321	12.9321	12.9321	12.9321	12.9321	12.9321	12.9321	12.9321	12.9321	12.9321	—
$12.28	10.8109	10.4560	10.0531	9.6504	9.1326	8.4095	7.8770	7.4519	7.4519	7.4519	—
$13.23	8.8625	8.4802	8.0921	7.6720	7.1779	6.5789	5.8544	4.9690	3.9944	2.9038	—
$14.17	7.3183	6.8159	6.3695	5.9912	5.6069	5.2227	4.2824	3.8927	2.8864	1.5825	—
$15.12	6.2523	5.5796	4.9538	4.4133	4.0097	3.5946	3.1795	2.7644	2.3494	1.3266	—
$16.06	5.6023	4.8062	4.0042	3.2217	2.5147	2.1491	2.0382	1.6972	1.3560	1.0149	—
$17.01	5.2911	4.4093	3.4795	2.5494	1.5718	0.5106	0.4918	0.4378	0.3869	0.2510	—
$11.51	4.7620	3.9683	3.0159	2.1164	1.0582	—	—	—	—	—	—
$23.62	3.8096	3.1747	2.4128	1.6932	0.8466	—	—	—	—	—	—
$28.35	3.1747	2.6456	2.0106	1.4109	0.7055	—	—	—	—	—	—
$37.80	2.3810	1.9842	1.5080	1.0582	0.5291	—	—	—	—	—	—
$47.25	1.9048	1.5873	1.2064	0.8466	0.4233	—	—	—	—	—	—

The exact stock prices and effective dates may not be set forth in the table, in which case:

(1)    if the stock price is between two stock price amounts in the table or the effective date is between two dates in the table, the additional change in control shares will be determined by straight-line interpolation between the number of additional change in control shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365-day year;

(2)    if the stock price is in excess of $47.25 per Hilltop common share (subject to adjustment), no additional change in control shares will be issued upon exchange; and

(3)    if the stock price is less than $11.51 per Hilltop common share (subject to adjustment), no additional change in control shares will be issued upon exchange.

Notwithstanding the foregoing, in no event will the total number of shares of Hilltop common stock issuable upon exchange exceed 86.8821 per $1,000 principal amount of Senior Notes, subject to adjustment in the same manner as the exchange rate as set forth above under “—Exchange Rate Adjustments.”

Our obligation to deliver the additional change in control shares could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

Provisional Redemption of the Senior Notes at ARC LP’s Option

ARC LP does not have the right to redeem any Senior Notes prior to August 20, 2010.

Beginning on August 20, 2010, ARC LP may redeem the Senior Notes, in whole or in part, for cash at any time at a redemption price equal to 100% of the principal amount of the Senior Notes, plus any accrued and unpaid interest and liquidated damages, if any, on the Senior Notes to the redemption date if the closing price of Hilltop common stock has exceeded 130% of the exchange price for at least 20 trading days in any consecutive 30-day trading period.

The “exchange price” as of any day will equal $1,000 divided by the exchange rate.  If ARC LP redeems the Senior Notes, ARC LP will make an additional payment equal to the total value of the aggregate amount of the interest otherwise payable on the Senior Notes from the last day through which interest was paid on the Senior Notes through the date of redemption.  ARC LP must make these payments on all Senior Notes called for redemption, including Senior Notes exchanged after the date ARC LP mailed the notice.

ARC LP will give at least 30 days, but not more than 60 days, notice of redemption by mail to holders of Senior Notes.  The Senior Notes, or portions of the Senior Notes, called for redemption will be exchangeable by the holder until the close of business on the business day prior to the redemption date.

If ARC LP does not redeem all of the Senior Notes, the trustee will select the Senior Notes to be redeemed in principal amount of $1,000 or integral multiples thereof, by lot or on a pro rata basis.  If any Senior Notes are to be redeemed in part only, ARC LP will issue a new note or notes with a principal amount equal to the unredeemed principal portion thereof.  If a portion of the Senior Notes is selected for partial redemption and a portion of the Senior Notes is exchanged, the exchanged portion will be deemed to be taken from the portion selected for redemption.

Repurchase at Option of Holders on Certain Dates

Holders of Senior Notes may require ARC LP to repurchase their Senior Notes, in whole or in part (in principal amounts of $1,000 and integral multiples thereof), on August 15, 2010, August 15, 2015 and August 15, 2020 for cash equal to 100% of the principal amount of the Senior Notes to be repurchased, plus unpaid interest, if any, accrued to the repurchase date.

Holders must deliver a written repurchase notice to the paying agent, which currently is the trustee, during the period beginning at any time from the opening of business on the date that is 20 days prior to the repurchase date until the close of business on the second business day prior to the repurchase date.  ARC LP’s repurchase obligation will be subject to certain additional conditions.

On or before the 20th day prior to each repurchase date, ARC LP will provide to the trustee, any paying agent and to all holders of the Senior Notes, and to beneficial owners as required by applicable law, a notice stating, among other things:

•               the amount of the repurchase price; and

•               the procedures that holders must follow to require ARC LP to repurchase their Senior Notes.

ARC LP also will disseminate a press release through Dow Jones & Company, Inc. or Bloomberg Business News containing the information specified in the notice or publish that information in a newspaper of general circulation in New York City or on Hilltop’s website, or through such other public medium as ARC LP deems appropriate at that time.

A holder’s notice electing to require ARC LP to repurchase Senior Notes must specify:

•               that such notice complies with appropriate procedures of DTC;

•               the portion of the principal amount of Senior Notes to be repurchased, which must be $1,000 or an integral multiple of $1,000; and

•               that the Senior Notes are to be repurchased by ARC LP pursuant to the applicable provisions of the Senior Notes.

Holders may withdraw any repurchase notice in whole or in part by a written notice of withdrawal delivered to the paying agent prior to the close of business on the second business day prior to the repurchase date.  The notice of withdrawal must specify:

•               the principal amount of Senior Notes in respect of which the repurchase notice is being withdrawn;

•               that the withdrawal notice complies with appropriate DTC procedures with respect to all withdrawn Senior Notes in book-entry form; and

•               the principal amount of Senior Notes, if any, that remains subject to the repurchase notice.

Holders electing to require ARC LP to repurchase Senior Notes must either effect book-entry transfer of Senior Notes in book-entry form in compliance with appropriate DTC procedures or deliver the Senior Notes in certificated form, together with necessary endorsements, to the paying agent prior to the repurchase date to receive payment of the repurchase price on the repurchase date.  ARC LP will pay the repurchase price within two business days after any transfer or delivery on or after the repurchase date.

If the paying agent holds funds sufficient to pay the repurchase price of the Senior Notes on the business date following the repurchase date, then immediately after the repurchase date:

•                  such Senior Notes will cease to be outstanding;

•                  interest on such Senior Notes will cease to accrue; and

•                  all rights of holders of such Senior Notes will terminate, except the right to receive the repurchase price.

In connection with any repurchase offer, ARC LP will, if required, comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules promulgated by the SEC under the Exchange Act that may then be applicable; and file a Schedule TO or any other required schedule under the Exchange Act.

Repurchase at Option of Holders upon a Fundamental Change

If a fundamental change occurs at any time prior to maturity, holders of Senior Notes may require ARC LP to repurchase their Senior Notes, in whole or in part, for cash equal to 100% of the principal amount of the Senior Notes to be repurchased, plus unpaid interest, if any, accrued to the repurchase date.

Within 20 days after the occurrence of a fundamental change, ARC LP is obligated to give to the holders of the Senior Notes notice of the fundamental change and of the repurchase right arising as a result of the fundamental change and the repurchase date (which may be no earlier than 15 days and no later than 30 days after the date of such notice).  ARC LP also must deliver a copy of this notice to the trustee.  ARC LP also will disseminate a press release through Dow Jones & Company, Inc. or Bloomberg Business News announcing the occurrence of the fundamental change or publish that information in a newspaper of general circulation in New York City or on Hilltop’s website, or through such other public medium as ARC LP deems appropriate at that time.

To exercise its repurchase right, a holder of Senior Notes must deliver written notice of such holder’s exercise of its repurchase right to the trustee prior to the close of business on the fifth business day prior to the repurchase date.

Holders may withdraw any repurchase notice by a written notice of withdrawal delivered to the paying agent prior to the close of business on the fifth business day prior to the repurchase date.  If a holder of Senior Notes delivers a repurchase notice, it may not thereafter surrender such Senior Notes for exchange unless such repurchase notice is withdrawn as permitted below.  The notice of withdrawal must specify:

•                  the principal amount of Senior Notes in respect of which the repurchase notice is being withdrawn;

•                  that the withdrawal notice complies with appropriate DTC procedures with respect to all withdrawn Senior Notes in book-entry form; and

•                  the principal amount of Senior Notes, if any, that remains subject to the repurchase notice.

Holders electing to require ARC LP to repurchase Senior Notes must effect book-entry transfer of Senior Notes in book-entry form in compliance with appropriate DTC procedures.  ARC LP will pay the repurchase price within two business days after any transfer on or after the repurchase date.

If the paying agent holds funds sufficient to pay the repurchase price of the Senior Notes on the repurchase date, then on and after such date:

•                  such Senior Notes will cease to be outstanding;

•                  interest on such Senior Notes will cease to accrue; and

•                  all rights of holders of such Senior Notes will terminate, except the right to receive the repurchase price.

A “fundamental change” will be deemed to occur upon a change in control or a termination of trading.

A “change in control” will be deemed to have occurred at such time after the original issuance of the Senior Notes when the following has occurred:

•                  any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) acquires the beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction, of 50% or more of the total voting power of the total outstanding voting stock of Hilltop other than an acquisition by Hilltop, ARC LP, any of their respective subsidiaries or any of their respective employee benefit plans;

•                  Hilltop or ARC LP consolidates with, or merges with or into, another person or conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any person, or any person consolidates with or merges with or into Hilltop or ARC LP, other than:

•                  any transaction (A) that does not result in any reclassification, exchange, or cancellation of outstanding shares of Hilltop’s capital stock or ARC LP’s partnership units, as the case may be, and (B) pursuant to which holders of Hilltop’s capital stock or ARC LP’s partnership units, as applicable, immediately prior to the transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of Hilltop capital stock entitled to vote generally in the election of directors of the continuing or surviving person immediately after the transaction or 50% of the voting power of ARC LP’s partnership units, as the case may be;

•                  any merger solely for the purpose of changing Hilltop’s or ARC LP’s jurisdiction of formation and resulting in a reclassification, exchange or exchange of outstanding shares of common stock solely into shares of common stock of the surviving entity;

•                  during any consecutive two-year period, individuals who at the beginning of that two-year period constituted the board of directors of Hilltop (together with any new directors whose election to such board of directors, or whose nomination for election by stockholders, was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors of Hilltop then in office; or

•                  Hilltop or ARC LP approves a plan of liquidation or dissolution.

Beneficial ownership will be determined in accordance with Rule 13d-3 promulgated by the SEC under the Exchange Act.  The term “person” includes any syndicate or group that would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act.

A “termination of trading” is deemed to occur if Hilltop common stock (or other common stock into which the Senior Notes are then exchangeable) is neither listed for trading on a United States national securities exchange nor approved for trading on an established automated over-the-counter trading market in the United States.

The definition of fundamental change includes a phrase relating to the conveyance, transfer, lease or other disposition of “all or substantially all” of the assets of Hilltop or ARC LP.  There is no precise established definition of the phrase “substantially all” under applicable law.  Accordingly, the ability of a holder of Senior Notes to require ARC LP to repurchase such Senior Notes as a result of a conveyance, transfer, lease or other disposition of less than all of the assets of Hilltop or ARC LP may be uncertain.

Rule 13e-4 under the Exchange Act requires the dissemination of information to securityholders if an issuer tender offer occurs and may apply if the repurchase option becomes available to holders of the Senior Notes.  ARC LP will comply with this rule to the extent applicable at that time. ARC LP will comply with the provisions of any tender offer rules under the Exchange Act that may then be applicable, and will file any schedule required under the Exchange Act in connection with any offer by ARC LP to purchase Senior Notes at the option of the holders of Senior Notes upon a fundamental change.  In some circumstances, the fundamental change purchase feature of the Senior Notes may make more difficult or discourage a takeover of us and, thus, the removal of incumbent management.  The fundamental change purchase feature, however, is not the result of management’s knowledge of any specific effort to accumulate shares of common stock or to obtain control of us by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions.  Instead, the fundamental change purchase feature is the result of negotiations between us and the initial purchasers of the Senior Notes.

We may, to the extent permitted by applicable law, at any time purchase the Senior Notes in the open market or by tender at any price or by private agreement.  Any note purchased by us (a) after the date that is two years from the latest issuance of the Senior Notes may, to the extent permitted by applicable law, be reissued or sold or may be surrendered to the trustee for cancellation or (b) on or prior to the date referred to in (a), will be surrendered to the trustee for cancellation.  Any Senior Notes surrendered to the trustee may not be reissued or resold and will be canceled promptly.

The foregoing provisions would not necessarily protect holders of the Senior Notes if highly leveraged or other transactions involving us occur that may adversely affect holders.  Our ability to repurchase Senior Notes upon the occurrence of a fundamental change is subject to important limitations.  The occurrence of a fundamental change could cause an event of default under, or be prohibited or limited by, the terms of indebtedness that we may incur in the future.  Further, we cannot assure you that we would have the financial resources, or would be able to arrange financing, to pay the repurchase price for all the Senior Notes that might be delivered by holders of Senior Notes seeking to exercise the repurchase right.  Any failure by us to repurchase the Senior Notes, when required following a fundamental change, would result in an event of default under the indenture.  Any such default may, in turn, cause a default under indebtedness that we may incur in the future.

No Senior Notes may be purchased by ARC LP at the option of holders upon the occurrence of a fundamental change if there has occurred and is continuing an event of default with respect to the Senior Notes, other than a default in the payment of the fundamental change purchase price with respect to the Senior Notes.

No Stockholder Rights for Holders of Senior Notes

Holders of Senior Notes, as such, will not have any rights as stockholders of Hilltop (including, without limitation, voting rights and rights to receive any dividends or other distributions on shares of Hilltop common stock), except in limited circumstances described above under “—Exchange Rights” and “—Exchange Right Adjustments.”

Calculations in Respect of the Senior Notes

Except as explicitly specified otherwise in this prospectus, ARC LP will be responsible for making all calculations required under the Senior Notes.  These calculations include, but are not limited to, determinations of the exchange price and exchange rate applicable to the Senior Notes.  ARC LP will make all these calculations in good faith and, absent manifest error, ARC LP’s calculations will be final and binding on holders of the Senior Notes.  ARC LP will provide a schedule of its calculations to the trustee, and the trustee is entitled to rely upon the accuracy of ARC LP’s calculations without independent verification.  The trustee will forward ARC LP’s calculations to any holder of Senior Notes upon request.

Merger, Consolidation or Sale

ARC LP may consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other entity, provided that the following conditions are met:

•                  ARC LP shall be the continuing entity, or the successor entity (if other than ARC LP) formed by or resulting from any consolidation or merger or which shall have received the transfer of assets shall expressly assume payment of the principal of and interest on all of the Senior Notes and the due and punctual performance and observance of all of the covenants and conditions in the indenture;

•                  if as a result of such transaction the Senior Notes become convertible or exchangeable into common stock or other securities issued by a third-party, such third-party fully and unconditionally guarantees all obligations under the Senior Notes and the indenture;

•                  immediately after giving effect to the transaction, no Event of Default under the indenture, and no event which, after notice or the lapse of time, or both, would become an Event of Default, shall have occurred and be continuing; and

•                  an officer’s certificate and legal opinion covering these conditions shall be delivered to the trustee.

Events of Default

The following are events of default under the indenture:

•                  default in the payment of any principal amount or any redemption price, purchase price or fundamental change purchase price due with respect to the Senior Notes, when the same becomes due and payable;

•                  default in payment of any interest (including liquidated damages) under the Senior Notes, which default continues for 30 days;

•                  default in the delivery, when due, of shares of Hilltop common stock or any cash in lieu of such shares payable upon exchange with respect to the Senior Notes, including any make whole premium, which default continues for 15 days;

•                  ARC LP’s failure to comply with any of its other agreements in the Senior Notes or the indenture upon its receipt of notice of such default from the trustee or from holders of not less than 25% in aggregate principal amount of the Senior Notes, and the failure to cure (or obtain a waiver of) such default within 30 days after receipt of such notice;

•                  default in the payment of principal, when due, or resulting in acceleration of other indebtedness of ARC LP or any significant subsidiary for borrowed money, where the aggregate principal amount with respect to which the default or acceleration has occurred exceeds $5.0 million and such acceleration has not been rescinded or annulled or such indebtedness repaid within a period of 30 days after written notice to ARC LP by the trustee or to ARC LP and the trustee by the holders of at least 25% in aggregate principal amount of the Senior Notes, provided that if any such default is cured, waived, rescinded or annulled, then the event of default by reason thereof would be deemed not to have occurred; and

•                  certain events of bankruptcy, insolvency or reorganization affecting ARC LP.

If an event of default shall have happened and be continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the Senior Notes then outstanding may declare the principal of the Senior Notes and any accrued and unpaid interest through the date of such declaration immediately due and payable.  In the case of certain events of bankruptcy or insolvency, the principal amount of the Senior Notes, together with any accrued interest through the occurrence of such event, shall automatically become and be immediately due and payable.

Modification

The trustee and ARC LP may amend the indenture or the Senior Notes with the consent of the holders of not less than a majority in aggregate principal amount of the Senior Notes then outstanding.  The consent of the holder of each outstanding note affected is, however, required to:

•                  alter the manner of calculation or rate of accrual of interest on the note or change the time of payment;

•                  make the note payable in money or securities other than that stated in the note;

•                  change the stated maturity of the note;

•                  reduce the principal amount, redemption price, purchase price or fundamental change purchase price (including any make-whole premium payable) with respect to the note;

•                  make any change that adversely affects the rights of a holder to exchange the note in any material respect;

•                  make any change that adversely affects the right to require ARC LP to purchase the note in any material respect;

•                  impair the right to institute suit for the enforcement of any payment with respect to the note or with respect to exchange of the note; or

•                  change the provisions in the indenture that relate to modifying or amending the indenture.

Without the consent of any holder of Senior Notes, the trustee and ARC LP may amend the indenture:

•                  to evidence a successor to ARC LP and the assumption by that successor of ARC LP’s obligations under the indenture and the Senior Notes;

•                  to add to ARC LP’s covenants for the benefit of the holders of the Senior Notes or to surrender any right or power conferred upon ARC LP;

•                  to secure ARC LP’s obligations in respect of the Senior Notes;

•                  to evidence and provide the acceptance of the appointment of a successor trustee under the indenture;

•                  to comply with the requirements of the SEC in order to effect or maintain qualification of the indenture under the 1939 Act, as contemplated by the indenture or otherwise;

•                  to cure any ambiguity, omission, defect or inconsistency in the indenture; or

•                  to make any change that does not adversely affect the rights of the holders of the Senior Notes in any material respect.

The holders of a majority in aggregate principal amount of the outstanding Senior Notes may, on behalf of all the holders of all Senior Notes:

•                  amend, alter or change the terms and provisions of the agreement described below under “—Agreement between Hilltop and ARC LP”;

•                  waive compliance by ARC LP with restrictive provisions of the indenture, as detailed in the indenture; or

•                  waive any past default under the indenture and its consequences, except a default in the payment of any amount due, or in the obligation to deliver common stock, with respect to any note or in respect of any provision which under the indenture cannot be modified or amended without the consent of the holder of each outstanding note affected.

Trustee

U.S. Bank National Association is the trustee, registrar, exchange agent and paying agent of the Senior Notes.

If an Event of Default occurs and is continuing, the trustee will be required to use the degree of care and skill of a prudent man in the conduct of his own affairs.  The trustee will become obligated to exercise any of its powers under the indenture at the request of any of the holders of any Senior Notes only after those holders have offered the trustee indemnity satisfactory to it.

If the trustee becomes one of ARC LP’s creditors, it will be subject to limitations on its rights to obtain payment of claims or to realize on some property received for any such claim, as security or otherwise.  The trustee is permitted to engage in other transactions with us.  If, however, it acquires any conflicting interest, it must eliminate that conflict or resign.

Agreement between Hilltop and ARC LP

In connection with the issuance of the Senior Notes, Hilltop and ARC LP entered into an agreement by which ARC LP acknowledged its responsibility as sole obligor of the Senior Notes.  The agreement provides that if ARC LP is obligated to deliver shares of Hilltop common stock pursuant to the indenture, Hilltop will issue the required number of shares and deliver them to the exchanging noteholder.  At such time, ARC LP will issue to Hilltop an equal number of common partnership units.  Under the agreement, Hilltop has agreed not to consolidate with or merge into another business entity or transfer or lease all or substantially all of its assets, unless:

•                  either (1) Hilltop is the continuing entity in the case of a merger or consolidation, or (2) the resulting, surviving or acquiring entity, if other than Hilltop, is a United States entity and it expressly assumes Hilltop’s obligations under the agreement and the indenture;

•                  immediately after giving effect to the transaction, no event of default under the indenture and no circumstances which, after notice or lapse of time or both, would become an event of default under the indenture, shall have happened and be continuing; and

•                  Hilltop has delivered to the trustee an officers’ certificate and a legal opinion confirming that Hilltop has complied with the indenture.

No provision of the agreement may be amended, modified, or waived without the consent of a majority in principal amount of Senior Notes then outstanding, except that the unanimous consent of the holders of all outstanding Senior Notes is required in order to amend, modify or waive the provisions of the agreement that may adversely affect the right of holders of Senior Notes to exchange their Senior Notes for Hilltop common stock, as provided in the indenture.

Registration Rights

Hilltop and ARC LP agreed, at ARC LP’s expense, to file with the SEC a shelf registration statement covering the resale of the Senior Notes and Hilltop common stock issuable upon exchange of the Senior Notes.  Hilltop and ARC LP agreed to use their respective best efforts to cause the registration statement to become effective as promptly as is practicable, but in no event later than 180 days after the earliest date of original issuance of any of the Senior Notes and to keep the registration statement effective until such date that the holders of the Senior Notes and the common stock issuable upon exchange of the Senior Notes are able to sell all such securities immediately without restriction pursuant to the volume limitations of Rule 144(k) under the Securities Act or any successor rule thereto or otherwise.  Hilltop and ARC LP filed a registration statement on Form S-11/S-3 on October 26, 2005 and it became effective on May 5, 2006.  That registration statement is no longer useable due to the fact that Hilltop is no longer Form S-3 eligible as of March 17, 2008.  To assure that shares of common stock issuable upon the exchange of the Senior Notes held by the selling stockholders may be sold pursuant to an effective registration statement, we filed a post-effective amendment to that registration statement of which this prospectus is a part.  We previously filed a post-effective amendment to the registration statement deregistering the Senior Notes, since the Senior Notes are eligible to be sold without restriction by non- affiliates pursuant to Rule 144 promulgated under the Securities Act.

Hilltop and ARC LP also agreed to provide to each registered holder copies of the prospectus, notify each registered holder when the shelf registration statement has become effective and take certain other actions as are required to permit unrestricted resales of the Senior Notes and the Hilltop common stock issuable upon the exchange of the Senior Notes.  A holder who sells securities pursuant to the shelf registration statement generally will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers and will be bound by the provisions of the registration rights agreement that are applicable to that holder (including certain indemnification provisions).  If a shelf registration statement covering those securities is not effective, they may not be sold or otherwise transferred except pursuant to an exemption from registration under the Securities Act and any other applicable securities laws or in a transaction not subject to those laws.  Each holder must notify ARC LP not later than three business days prior to any proposed sale by that holder pursuant to the shelf registration statement.  This notice will be effective for five business days.  Hilltop and ARC LP may suspend the holder’s use of the prospectus for a reasonable period not to exceed 30 days in any 90-day period, and not to exceed an aggregate of 90 days in any 12-month period, if Hilltop and ARC LP, in their reasonable judgment, believe we may possess material non-public information, the disclosure of which would have a material adverse effect on us and our subsidiaries taken as a whole.  Each holder, by its acceptance of a note, agrees to hold any communication by us in response to a notice of a proposed sale in confidence.

If,

•                  on the 180th day following the earliest date of original issuance of any of the Senior Notes, the shelf registration statement has not been declared effective;

•                  the registration statement shall cease to be effective or fail to be usable without being succeeded within five business days by a post-effective amendment or a report filed with the SEC pursuant to the Exchange Act that cures the failure of the registration statement to be effective or usable; or

•                  on the 30th day of any period that the prospectus has been suspended as described in the preceding paragraph, such suspension has not been terminated,

(each, a registration default), additional interest as liquidated damages will accrue on the Senior Notes, as described below, from and including the day following the registration default to but excluding the day on which the registration default has been cured.

From March 18, 2008 until the post-effective amendment to the registration statement of which this prospectus is part was declared effective, we were in default on our obligation to cause the registration statement to remain effective.  As a result, the holders of the Senior Notes were, or will be, entitled to the receipt of liquidated damages as described below.

Liquidated Damages

Liquidated damages will be paid semi-annually in arrears, with the first semi-annual payment due on the first interest payment date, as applicable, following the date on which such liquidated damages begin to accrue, and will accrue at a rate per year equal to:

•                  an additional 0.25 percent of the principal amount to and including the 90th day following such registration default; and

•                  an additional 0.50 percent of the principal amount from and after the 91st day following such registration default.

In no event will liquidated damages accrue at a rate per year exceeding 0.50%.  If a holder has exchanged some or all of its Senior Notes into common stock, the holder will not be entitled to receive liquidated damages with respect to the principal amount of the Senior Notes exchanged.

We have distributed a questionnaire to each holder to obtain information regarding the holder for inclusion in the prospectus.  Holders are required to complete and deliver the questionnaire within 20 business days after receipt of the questionnaire to be named as selling stockholders in this prospectus at the time of effectiveness.

The specific provisions relating to the registration described above are contained in the registration rights agreement that was entered into on the closing of the initial offering of the Senior Notes.  This summary of the registration rights agreement is not complete and is qualified in its entirety by reference to the registration rights agreement.

CERTAIN CHARTER, BYLAW AND STATUTORY PROVISIONS

The following summary of certain provisions of Maryland law and of our charter and bylaws does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law and our charter and bylaws, copies of which are exhibits to the registration statement of which this prospectus is a part.  See “Where You Can Find More Information.”

Charter and Bylaw Provisions

        Restrictions on Transfer and Ownership

        Our charter prohibits any direct or indirect sale, transfer, assignment, conveyance, pledge or other disposition of shares of our common stock or warrants, rights or options to purchase our common stock or any other interests that would be treated as our stock under the income tax regulations promulgated under the Internal Revenue Code, or Code, if as a result of such sale, transfer, assignment, conveyance, pledge or other disposition any person or group would beneficially own five percent or more of the market value of the total outstanding shares of our common stock or the percentage of our common stock owned by a five percent stockholder would be increased.  Any attempted transfer in violation of the foregoing restrictions will be null and void unless the transferor or transferee obtains the written approval of our board of directors.  The restrictions do not apply to an attempted transfer of our common stock by Gerald J. Ford or his affiliates or associates, unless such transfer would result in Gerald J. Ford and his affiliates and associates becoming the beneficial owner of more than 21% of the shares of common stock then outstanding, although Gerald J. Ford and his affiliates and associates could become the beneficial owner of more than 21% of the shares of common stock then outstanding if the transfer receives the written approval of the board prospectively or retroactively.

        None of our officers, directors, employees or agents can record any purported transfer to the extent that such transfer is prohibited by our charter, and the purported transferee will not be entitled to any rights of our stockholders with respect to the securities that are the subject of the prohibited transfer, including the right to vote such securities and to receive dividends or distributions, whether liquidating or otherwise, in respect of such securities.

        If our board of directors determines that a transfer would be prohibited, then, upon written demand by us, the purported transferee will transfer the securities that are the subject of the prohibited transfer, or cause such securities to be transferred, to an agent designated by the board.  The agent will sell the securities to a buyer or buyers, which may include us, in one or more arm’s-length transactions that comply with our charter.  If the purported transferee has resold the securities before receiving our demand to surrender them to our agent, the purported transferee will be deemed to have sold the securities for the agent and will be required to transfer to the agent any distributions received with respect to such securities and any proceeds of the sale of such securities (except for any proceeds which the board of directors grants the purported transferee written permission to retain and which do not exceed the amount that the purported transferee would have received from the agent if the agent had resold such securities).  The proceeds of the sale of any such securities will be applied first to the agent to cover its costs and expenses, second to the purported transferee, up to the lesser of the amount paid by the purported transferee for the securities or the fair market value of the securities at the time of the attempted transfer, and third to one or more charitable organizations selected by our board of directors.  In no event will the proceeds of the sale of such securities inure to the benefit of us.

        Our charter requires any person who acquires or attempts to acquire shares of our common stock or warrants, rights or options to purchase our common stock or any other interests that would be treated as our stock under the income tax regulations in violation of the acquisition restrictions described above to immediately give written notice to us of such event and to provide to us with such other information as we may request in order to determine the effect, if any, of such purported transfer on the preservation and usage of the benefit of our NOLs.

        All certificates representing newly issued shares of our stock, as well as certificates issued in connection with the transfer of shares that are subject to the foregoing restrictions, will bear a conspicuous legend summarizing such restrictions.

        Our Board of Directors

        Our bylaws provide that the number of directors of our company may be established by our board of directors, but may not be fewer than the minimum number required by Maryland law nor more than 15.  Any vacancy will be filled, at any regular meeting or at any special meeting called for that purpose, by a majority of the remaining directors.

        Pursuant to our charter, each of our directors is elected by our stockholders to serve until the next annual meeting and until their successors are duly elected and qualify.  Holders of shares of our common stock will have no right to cumulative voting in the election of directors.  Consequently, at each annual meeting of stockholders, the holders of a majority of the shares of our common stock will be able to elect all of our directors.

        Removal of Directors

        Our charter provides that a director may be removed only for cause (as defined in the charter) and only by the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of directors.  This provision, when coupled with the exclusive power of the board of directors to fill vacant directorships, precludes stockholders from removing incumbent directors except for cause and by a substantial affirmative vote and filling the vacancies created by the removal with their own nominees.

        Limitation of Liability

        Our charter provides that to the maximum extent that Maryland law in effect from time to time permits limitation of liability of directors and officers, none of our directors or officers shall be liable to us or our shareholders for money damages.

        Indemnification of Directors and Officer

        Our charter and bylaws require us to indemnify and advance expenses to our directors and officers, and permit us to indemnify and advance expenses and to our employees and agents, to the fullest extent permitted from time to time by Maryland law.  Maryland law permits a corporation to indemnify its directors, officers, employees and agents against judgments, penalties, fines, settlements and reasonable expenses (including attorneys fees) actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service to, or at the request of, the corporation, unless it is established that:

•                  the act or omission of the indemnified party was material to the matter giving rise to the proceeding and the act or omission was committed in bad faith or was the result of active and deliberate dishonesty; or

•                  the indemnified party actually received an improper personal benefit in money, property or services; or

•                  in the case of any criminal proceeding, the indemnified party had reasonable cause to believe that the act or omission was unlawful.

Indemnification is mandatory if the indemnified party has been successful on the merits or otherwise in the defense of any proceeding unless such indemnification is limited by our charter (which it is not).  In addition to the foregoing, a court of competent jurisdiction, under certain circumstances, may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances.  A director or officer may not be indemnified if the proceeding was an action by or in the right of the corporation and the director or officer was adjudged to be liable, or the proceeding involved a determination that the director received an improper personal benefit.

Amendment to Our Charter and Bylaws

Except for amendments relating to removal of directors and relating to the amendment of certain provisions of the charter (which require the affirmative vote of two-thirds of all the votes entitled to be cast on the matter), our charter may be amended only if the amendment is declared advisable by our board of directors and approved by the affirmative vote of the holders of not less than a majority of all of the votes entitled to be cast on the matter.

Our board of directors has the exclusive power to adopt, alter or appeal any provision of our bylaws and to make new bylaws.

Transactions Outside the Ordinary Course of Business

Except as otherwise provided by law, we may not merge with or into another company, sell all or substantially all of our assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business, unless such transaction is declared advisable by our board of directors and approved by the affirmative vote of the holders of not less than a majority of all the votes entitled to be cast on the matter.

Dissolution

Our dissolution must be declared advisable by our entire board of directors and approved by the affirmative vote of the holders of not less than a majority of all of the votes entitled to be cast on the matter.

Advance Notice of Director Nominations and New Business

Our bylaws provide that with respect to an annual meeting of stockholders, nominations of individuals for election to the board of directors and the proposal of business to be considered by stockholders may be made only

(i)	pursuant to our notice of the meeting;
(ii)	by or at the direction of the board of directors; or
(iii)	by a stockholder who is entitled to vote at the meeting and who has complied with the advance notice procedures of the bylaws.

With respect to special meetings of stockholders, only the business specified in our notice of the meeting may be brought before the meeting.  Nominations of individuals for election to the board of directors at a special meeting may be made only:

(i)	pursuant to our notice of the meeting;
(ii)	by or at the direction of the board of directors; or
(iii)

provided that the board of directors has determined that directors will be elected at the meeting, by a stockholder who is entitled to vote at the meeting and who has complied with the advance notice provisions of the bylaws.

Maryland Anti-Takeover Statutes

        Business Combinations

        Under Maryland law, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder.  These business combinations include a merger, consolidation, share exchange or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities.  An interested stockholder is defined as:

•                  any person who beneficially owns ten percent or more of the voting power of the corporation’s outstanding voting stock; or

•                  an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of ten percent or more of the voting power of the then outstanding voting stock of the corporation.

        A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which he otherwise would have become an interested stockholder.  However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board of directors.

        After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•                  80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

•                  two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

        The statute permits the board of directors to adopt a resolution opting out of the application of the statute, and our board of directors has adopted such a resolution.  In addition, our bylaws contain a provision that requires us to obtain the approval of our stockholders before we can opt back into the statute.

Control Share Acquisitions

Maryland law provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter.  Shares owned by the acquirer, by officers or by employees who are directors of the corporation are excluded from shares entitled to vote on the matter.  Control shares are voting shares of stock that, if aggregated with all other shares of stock owned by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power:

•                  one-tenth or more but less than one-third;

•                  one-third or more but less than a majority; or

•                  a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval.  A control share acquisition means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares.  The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting.  If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the corporation may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved.  The right of the corporation to redeem control shares is subject to certain conditions and limitations.  Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of stockholders at which the voting rights of the shares are considered and not approved.  If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights.  The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or to acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of shares of our stock.  In addition, our bylaws contain a provision that requires us to obtain the approval of our stockholders before we can opt back into the statute.

Subtitle 8

Subtitle 8 of Title 3 of the Maryland General Corporation Law permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:

•                  a classified board of directors;

•                  a two-thirds vote requirement for removing a director;

•                  a requirement that the number of directors be fixed only by vote of the directors;

•                  a requirement that a vacancy on the board of directors be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; and

•                  a majority requirement for the calling of a special meeting of stockholders.

Pursuant to Subtitle 8, we have elected to provide that vacancies on our board be filled only by the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred.  Through provisions in our charter and bylaws unrelated to Subtitle 8, we already (i) require a two-thirds vote for the removal of any director from the board of directors, (ii) vest in the board of directors the exclusive power to fix the number of directorships and (iii) require, unless called by our chairman of the board, our president, our chief executive officer or the board of directors, the request of holders of a majority of our outstanding shares to call a special meeting.

Anti-takeover Effect of Certain Provisions of Maryland Law and of Our Organizational Documents

Our charter, bylaws and Maryland law contain provisions that may delay, defer or prevent a change of control or other transaction that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders, including supermajority vote and cause requirements for removal of directors and advance notice requirements for director nominations and stockholder proposals.

SELLING STOCKHOLDERS

        The following table sets forth the names of the selling stockholders and

•                  the principal amount of Senior Notes beneficially owned by each selling stockholder;

•                  the number of shares of common stock beneficially owned by each selling stockholder;

•                  the maximum number of shares of common stock that may be offered by this prospectus for the account of each selling stockholder; and

•                  the amount and percentage of common stock that would be owned by each selling stockholder after completion of the offering, assuming the sale of all of the common stock that may be offered by this prospectus.

	Principal Amount of Senior Notes		Shares of Common Stock
Selling Security Holder	Beneficially Owned Prior to the Offering (1)	Percentage of Senior Notes Outstanding (1)(2)	Beneficially Owned Prior to the Offering (1)(2)	Benefically Owned Which May Sold Hereunder (1)(2)	Beneficially Owned After the Offering (2)	% of Outstanding Common Stock Beneficially Owned After the Offering (3)

AQR Absolute Return Master Account, L.P. (4)	$16,000,000	17.61%	1,183,200	1,183,200	—	—
CC Arbitrage, Ltd. (5)	$750,000	0.83%	55,462	55,462	—	—
CNH CA Master Account, L.P. (6)	$21,250,000	23.39%	1,571,437	1,571,437	—	—
DBAG London (7)	$15,750,000	17.34%	1,164,712	1,164,712	—	—
Farallon Capital Institutional Partners, L.P. (8)(9)(10)	$7,629,500	8.40%	3,119,740	564,201	2,555,539	4.5%
Farallon Capital Institutional Partners II, L.P. (8)(9)(10)	$964,000	1.06%	218,713	71,288	147,425	0.3%
Farallon Capital Institutional Partners III, L.P. (8)(9)(10)	$1,165,500	1.28%	267,769	86,189	181,580	0.3%
Farallon Capital Offshore Investors II, L.P. (8)(9)(10)	$4,832,000	5.32%	683,835	357,326	326,509	0.6%
Farallon Capital Offshore Investors, Inc. (8)(9)(10)	$8,578,000	9.44%	881,513	634,343	247,170	0.4%
Farallon Capital Partners, L.P. (8)(9)(10)	$8,105,000	8.92%	2,726,911	599,365	2,127,546	3.8%
Merrill Lynch, Pierce, Fenner & Smith (11)	$508,000	0.56%	37,567	37,567	—	—
S.A.C Arbitrage Fund, LLC (12)	$1,000,000	1.10%	73,950	73,950	—	—
TCW Group, Inc.	$2,025,000	2.23%	149,749	149,749	—	—
Tinicum Partners, L.P. (8)(9)(10)	$226,000	0.25%	84,526	16,713	67,813	0.1%
All other holders of Notes or
future transferees, pledgees, donees, assignees
or successors of any such holders (13) (14)	$2,067,000	2.28%	152,855	152,855	—	—

(1)     Since the date on which we were provided with the information regarding the respective selling stockholders ownership of Senior Notes and other security ownership, selling stockholders may have acquired, sold, transferred or otherwise disposed of all or a portion of their Senior Notes or other securities.  Accordingly, the information provided here for a stockholder may understate or overstate, as the case may be, the stockholder’s current ownership.

(2)     As a result of the redemption of Senior Notes from time to time by ARC LP, the aggregate principal amount of Senior Notes outstanding as of the date of this prospectus is $90,850,000.  Any changes to this information will be set forth in supplements to the prospectus, if and when necessary.  For purposes of presenting the number of shares of Hilltop common stock beneficially owned by holders of Senior Notes, we assume an exchange rate of 73.94998 shares of Hilltop common stock per each $1,000 principal amount of Senior Notes, which is equivalent to a conversion price of approximately $13.52 per share of Hilltop common stock, and a cash payment in lieu of the issuance of any fractional share interest.  The conversion price is, however, subject to adjustment as described under “Description of Securities – 7½% Senior Exchangeable Notes due 2025 of ARC LP – Exchange Rate Adjustments” in this prospectus.  As a result, the number of shares of Hilltop common stock issuable upon exchange of the Senior Notes, and as a consequence, the number of shares beneficially owned by the holders of the Senior Notes, may increase or decrease in the future.  Assumes the sale of all shares of common stock registered pursuant to this prospectus and issuable upon exchange of the Senior Notes, although the selling stockholders are under no obligation known to us to sell any shares of common stock at this time.

(3)     Based on 56,444,059 shares of Hilltop common stock outstanding on March 17, 2008.  Shares issuable instruments to purchase , or exchangeable into, Hilltop common stock that are currently exercisable or exchangeable, as applicable, within 60 days of March 17, 2008, are treated as if outstanding for computing the percentage ownership of the person holding these instruments, but are not treated as outstanding for purposes of computing the percentage ownership of any other person.

(4)     AQR Capital Management LLC is the investment advisor of the selling stockholder and has sole voting and dispositive power with respect to the securities held by the selling stockholder.  Investment principals for AQR Capital Management LLC are Clifford Asness, Robert Krall, John Liew, David Kabiller, Jacques Friedman, Oktay Kurbanov, Ronen Israel and Lars Nielson.

(5)     CC Arbitrage, Ltd. has identified itself as an affiliate of a broker-dealer.  CC Arbitrage, Ltd informed us that it purchased its Senior Notes in the ordinary course of business and, at the time of purchase, it had no agreements or understandings, directly or indirectly, with any person to distribute the Senior Notes.

(6)     CH Partners, LLC is the investment advisor of the selling stockholder and has sole voting and dispositive power over the securities.  Investment principals of the investment advisor are Robert Krail, Mark Mitchell and Todd Pulvino.

(7)     DBAG London has identified itself as an affiliate of a broker-dealer.  DBAG London informed us that it purchased its Senior Notes in the ordinary course of business and, at the time of purchase, it had no agreements or understandings, directly or indirectly, with any person to distribute the Senior Notes.

(8)     Each of Farallon Capital Partners, L.P., Farallon Capital Institutional Partners, L.P., Farallon Capital Institutional Partners II, L.P., Farallon Capital Institutional Partners III, L.P., Tinicum Partners, L.P. and Farallon Capital Offshore Investors II, L.P. is referred to, collectively, as the “Farallon Partnerships” and each of the partnerships has shared voting and dispositive power with respect to the Senior Notes owned by it.  Farallon Partners, L.L.C., the general partner of each of the Farallon Partnerships (“FPLLC”), in its capacity as general partner, may, for the purposes of Rule 13d-3 promulgated under the Exchange Act, be deemed to be the beneficial owner of all such Senior Notes owned by the Farallon Partnerships and has shared voting and dispositive power with respect to all such Senior Notes.  As manager of Farallon Capital Offshore Investors, Inc. (the “Managed Account”), Farallon Capital Management, L.L.C. (“FCM”), may, for purposes of Rule 13d-3 promulgated under the Exchange Act, be deemed to beneficially own the Senior Notes held by the Managed Account.  Each of the following persons, who are managing members of both FPLLC and FCM, in such capacity, may, for the purposes of Rule 13d-3 promulgated under the Exchange Act, each be deemed to be the beneficial owner of all such Senior Notes owned by the Farallon Partnerships and the Managed Account:  (i) Chun R. Ding, (ii) William F. Duhamel, (iii) Richard B. Fried, (iv) Monica R. Landry, (v) Douglas M. MacMahon, (vi) William F. Mellin, (vii) Stephen L. Millham, (viii) Jason E. Moment, (ix) Ashish H. Pant, (x) Rajiv A. Patel, (xi) Derek C. Schrier, (xi) Thomas F. Steyer and (xii) Mark C. Wehrly (collectively, the “Farallon Managing Members”).  Each of FPLLC, FCM and the Farallon Managing Members disclaim any beneficial ownership of such Senior Notes.  Each of FPLLC, FCM and the Farallon Managing Members disclaim group attribution.

(9)     Based solely on Schedule 13D (Amendment No. 2) filed with the SEC on August 3, 2007, includes shares of common stock beneficially owned as follows (i) Farallon Capital Institutional Partners, L.P., 2,555,539; (ii) Farallon Capital Institutional Partners II, L.P., 147,425; (iii) Farallon Capital Institutional Partners III, L.P., 181,580; (iv) Farallon Capital Offshore Investors II, L.P., 326,509; (v) Farallon Capital Management, L.L.C., 247,170; and (vi) Farallon Capital Partners, L.P., 2,127,546.  The immediately foregoing shares of common stock are not being offered hereby.

(10)  On July 31, 2007, we sold substantially all of our assets, except for NLASCO, to American Residential Communities LLC, an affiliate of Farallon Capital Management, L.L.C., Helix Funds LLC and GEM Realty Capital, Inx.  We received gross proceeds of $889.3 million in cash, which represents the amount of the purchase price of $1.794 billion, less the indebtedness assumed by American Residential Communities LLC.

(11)  Merrill Lynch, Pierce, Fenner & Smith has identified itself as a broker-dealer.  A selling stockholder that is a broker-dealer is deemed to be an underwriter under the Securities Act.  Merrill Lynch, Pierce, Fenner & Smith informed us that it purchased its Senior Notes in the ordinary course of business and, at the time of purchase, it had no agreements or understandings, directly or indirectly, with any person to distribute the Senior Notes.

(12)  Pursuant to investment agreements, each of S.A.C. Capital Advisors, LLC and S.A.C. Capital Management, LLC share all investment and voting power with respect to securities held by S.A.C. Arbitrage Fund, LLC.  Steven A. Cohen controls both, S.A.C. Capital Advisors, LLC and S.A.C. Capital Management, LLC.  Each of S.A.C. Capital Advisors, LLC, S.A.C. Capital Management, LLC and Steven A. Cohen disclaim beneficial ownership of any of the securities of S.A.C. Arbitrage Fund, LLC referenced herein.

(13)  We are unable to provide the names of certain holders of the Senior Notes or our common stock issuable upon exchange of the Senior Notes at this time because they have not provided us with information and the Senior Notes are evidenced by a global note that has been deposited with DTC and registered in the name of Cede & Co., as DTC’s nominee.  Information concerning any such holders who are not listed in the above table will be set forth in post-effective amendments from time to time, if and when required.

(14)  Assumes that any other holder of the Senior Notes or any future transferee from any such holder does not beneficially own any of our common stock other than the shares of our common stock issuable upon exchange of the Senior Notes at the current exchange rate.

        Except as otherwise set forth in this prospectus, the selling stockholders have not, within the past three years, had any position, office or other material relationship with us.

PLAN OF DISTRIBUTION

Distribution by Selling Stockholders

        We are registering the shares of our common stock covered by this prospectus for the selling stockholders.  As used in this prospectus, “selling stockholder” includes the donees, transferees or others who may later hold the selling stockholder’s interests.  The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale.  The selling stockholders may, from time to time, sell all or a portion of their shares of common stock on the NYSE or on any national securities exchange or automated inter-dealer quotation system on which our common stock may then be listed or traded, in negotiated transactions or otherwise, at prices then prevailing or related to the current market price or at negotiated prices.  One or more underwriters, on a firm commitment or best efforts basis, may sell the shares of common stock directly or through brokers or dealers or in a distribution.  The methods by which the shares of common stock may be sold include:

•                  a block trade (which may involve crosses) in which the broker or dealer engaged will attempt to sell the shares of common stock as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•                  purchases by a broker or dealer as principal and resales by such broker or dealer for its account pursuant to this prospectus;

•                  ordinary brokerage transactions and transactions in which the broker solicits purchasers or through marketmakers;

•                  transactions in put or call options or other rights (whether exchange-listed or otherwise) established after the effectiveness of the registration statement of which this prospectus is a part, and

•                  privately negotiated transactions.

        In addition, any of the shares of common stock that qualify for sale pursuant to Rule 144 promulgated under the Securities Act may be sold in transactions complying with that Rule, rather than pursuant to this prospectus.

        For sales to or through broker-dealers, these broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholder or the purchaser of the shares, or both.  We have advised the selling stockholders that the anti-manipulative provisions of Regulation M under the Exchange Act may apply to their sales in the market and have informed them that they must deliver copies of this prospectus.  We are not aware, as of the date of this prospectus, of any agreements between any of the selling stockholders and any broker-dealers with respect to the sale of the shares of common stock covered by this prospectus.

        The selling stockholders and any broker-dealers or agents participating in the distribution of our securities may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions received by any broker-dealer or agent and profit on any resale of shares of common stock may be deemed to be underwriting commissions under the Securities Act.  The commissions received by a broker-dealer or agent may be in excess of customary compensation.  If a selling stockholder is deemed to be an “underwriter,” the selling stockholder may have liability for the accuracy of the contents of this prospectus under the Securities Act.

        At a time a particular offer of shares is made by a selling stockholder, a prospectus supplement, if required, will be distributed that will set forth the names of any underwriters, dealers or agents and any discounts, commissions and other terms constituting compensation from the selling stockholders and any other required information.

        In connection with distributions of the selling stockholders’ shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or others prior to or after the effective time of the arrangement.  These broker-dealers may engage in short sales of shares or other transactions in the course of hedging the positions assumed by them or otherwise.  The selling stockholders also may:

•                  sell shares short and redeliver shares to close out short positions;

•                  enter into option or other transactions with broker-dealers or others that may involve the delivery to those persons the shares, and broker-dealers may resell those shares pursuant to this prospectus; and

•                  pledge the shares to a broker-dealer or others and, upon a default, these persons may affect sales of the shares pursuant to this prospectus.

        We have advised the selling stockholders that open positions in shares of common stock covered by this prospectus prior to the registration statement, of which this prospectus is a part, being declared effective by the SEC may constitute a violation of Section 5 of the Securities Act.

        In order to comply with securities laws of certain states, if applicable, the shares of our common stock may be sold only through registered or licensed brokers-dealers.

        The selling stockholders will be subject to applicable provisions of the Exchange Act and its rules and regulations, including Rule 102 under Regulation M.  These provisions may limit the timing of purchases and sales of shares of our common stock by the selling stockholders.  Rule 102 under Regulation M provides, with certain exceptions, that it is unlawful for a selling stockholder or its affiliated purchaser to, directly or indirectly, bid for or purchase, or attempt to induce any person to bid for or purchase, for an account in which the selling stockholder or affiliated purchaser has a beneficial interest in any securities that are the subject of the distribution during the applicable restricted period under Regulation M.  All of the foregoing may affect the marketability of our common stock.

        All of the shares offered pursuant to this prospectus consist of common stock to be issued to the selling stockholders upon exchange of the Senior Notes previously issued to persons in private transactions exempt from the registration requirements of the Securities Act.

        Pursuant to the terms of the registration rights agreement entered into by and among us and the selling stockholders, the selling stockholders will pay their costs and expenses of selling the shares offered by this prospectus, including commissions and discounts of underwriters, brokers, dealers or agents, and we have agreed to pay the costs and expenses incident to the registration and qualification of the shares offered by this prospectus, including applicable filing fees, legal and accounting fees and expenses.  In addition, we have agreed to indemnify the selling stockholders against certain liabilities, including certain liabilities arising under the Securities Act.

        We will receive none of the proceeds from the sale of the shares of common stock by the selling stockholders.

        The selling stockholders may elect to sell all, a portion or none of the shares offered by this prospectus.

LEGAL MATTERS

        The validity of the securities offered by this prospectus will be passed upon for us by Venable LLP, Baltimore, Maryland.

EXPERTS

        The financial statements and the financial statement schedules incorporated in this prospectus by reference to Hilltop Holdings Inc.’s  Annual Report on Form 10-K, dated March 17, 2008, have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

6,718,356 Shares

Common Stock

PROSPECTUS

HILLTOP HOLDINGS INC.

No dealer, salesperson or other individual has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus in connection with the offer made hereby and, if given or made, such information or representations must not be relied upon as having been authorized by us or the selling stockholder.  Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstance, create any implication that there has been no change in the facts set forth in this prospectus or in our affairs since the date of this prospectus.  This prospectus does not constitute an offer or solicitation by anyone in any state in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.       Other Expenses of Issuance and Distribution.

        The following table sets forth the approximate amount of the fees and expenses, other than underwriting discounts and commissions, payable by the registrant in connection with the sale of common stock being registered.

SEC Registration Fee	$—
Legal fees and expenses	5,000
Accounting fees	7,000
Printing fees	2,000
Miscellaneous	1,000
Total	$15,000

Item 14.       Indemnification of Directors and Officers.

        The charter of Hilltop Holdings Inc. (“Hilltop”), generally, limits the liability of Hilltop’s directors and officers to Hilltop and the stockholders for money damages to the fullest extent permitted, from time to time, by the laws of the State of Maryland.  The Maryland General Corporation Law (“MGCL”) authorizes Maryland corporations to limit the liability of directors and officers to the corporation and its stockholders for money damages except (i) to the extent that it is proved that the director or officer actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit actually received or (ii) to the extent that a judgment or other final adjudication adverse to the director or officer is entered in a proceeding based on a finding in the proceeding that the director’s or officer’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

        The charter also provides, generally, for the indemnification of, and advance of expense on behalf of, directors and officers, among others, to the fullest extent permitted by Maryland law.  The MGCL authorizes Maryland corporations to indemnify present and past directors and officers of the corporation or of another corporation for which they serve at the request of the corporation against judgments, penalties, fines, settlements and reasonable expenses (including attorneys’ fees) actually incurred in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation in respect of which the person is adjudicated to be liable to the corporation), in which they are made, or threatened to be made, parties by reason of being or having been directors or officers, unless it is proved that (i) the act or omission of the person was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, (ii) the person actually received an improper personal benefit in money, property or services or (iii) in the case of any criminal proceeding, the person had reasonable cause to believe that the act or omission was unlawful.  The MGCL also provides that, unless limited by the corporation’s charter, a corporation shall indemnify present and past directors and officers of the corporation who are successful, on the merits or otherwise, in the defense of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, against reasonable expenses (including attorneys’ fees) incurred in connection with the proceeding.  Hilltop’s charter does not limit the extent of this indemnity.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 (“Securities Act”) may be permitted to directors and officers of Hilltop pursuant to the foregoing provisions or otherwise, Hilltop has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy, as expressed in the Securities Act and, therefore, is unenforceable.

        Hilltop may purchase director and officer liability insurance for the purpose of providing a source of funds to pay any indemnification described above.  The MGCL authorizes Maryland corporations to purchase and maintain insurance for former or existing directors or officers of the corporation against any liability assessed against and incurred by such person in that capacity or arising out of such person’s position, whether or not the corporation would have the power to indemnify against liability under the MGCL.  Hilltop’s charter does not limit this authority to obtain insurance.

Item 16.       Exhibits and Financial Statement Schedules.

(a)          Exhibits.

        The following exhibits are furnished in accordance with the provisions of Item 601 of Regulation S-K.

Exhibit Number	Description of Exhibit
2.1

Transaction Agreement, dated April 17, 2007, by and among Affordable Residential Communities Inc., Affordable Residential Communities LP, ARC Dealership, Inc., ARC Management Services, Inc., ARCIV GV, Inc., ARCMS, Inc., ARC TRS, Inc., Salmaho Irrigation Co., Windstar Aviation Corp., ARC/DAM Management, Inc., Colonial Gardens Water, Inc., and American Riverside Communities LLC (filed as Exhibit 2.1 to Affordable Residential Communities Inc. (the “Registrant”) Current Report on Form 8-K filed on April 17, 2007, and incorporated herein by reference).

3.1

Articles of Amendment and Restatement of Affordable Residential Communities Inc., dated February 16, 2004, as amended or supplemented by Articles Supplementary, dated February 16, 2004, Corporate Charter Certificate of Notice, dated June 6, 2005, Articles of Amendment, dated January 23, 2007, and Articles of Amendment, dated July 31, 2007 (filed as Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K filed on March 17, 2008, and incorporated herein by reference).

3.2	Amended and Restated Bylaws of Hilltop Holdings Inc (filed as Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K filed on March 17, 2008, and incorporated herein by reference).

4.1	Certificate of Common Stock of Hilltop Holdings Inc (filed as Exhibit 4.1 to the Registrant’s Annual Report on Form 10-K filed on March 17, 2008, and incorporated herein by reference).

4.2.

Certificate of 8.25% Series A Cumulative Redeemable Preferred Stock of Hilltop Holdings Inc (filed as Exhibit 4.2 to the Registrant’s Annual Report on Form 10-K filed on March 17, 2008, and incorporated herein by reference).

4.3

Articles Supplementary of Affordable Residential Communities Inc. Designating a Series of Preferred Stock, dated February 16, 2004 (filed as Exhibit 4.3 to the Registrant’s Annual Report on Form 10-K filed on March 17, 2008, and incorporated herein by reference).

4.4

Form of Warrant, dated August 9, 2000, that expires July 23, 2010 (filed as Exhibit 4.3 to the Registrant’s Registration Statement on Form S-3 (File No. 333-124073) and incorporated he rein by reference).

4.5

First Amended and Restated Pairing Agreement, dated February 12, 2004, by and between Affordable Residential Communities Inc. and Affordable Residential Communities (filed as Exhibit 4.5 to the Registrant’s Annual Report on Form 10-K filed on March 17, 2008, and incorporated herein by reference).

4.6	Corporate Charter Certificate of Notice, dated June 6, 2005 (filed as Exhibit 3.2 to the Registrant’s Registration Statement on Form S-3 (File No. 333-12585) and incorporated her ein by reference).

4.7

Letter Agreement, dated May 20, 2005, by and between Affordable Residential Communities Inc. and Gerald J. Ford (filed as Exhibit 99.2 to the Registrant’s Current Report on Form 8-K filed on May 23, 2005, and incorporated herein by reference).

4.8.1

Indenture, dated August 9, 2005, by and between Affordable Residential Communities LP and U.S. Bank National Association, as Trustee, regarding the 7½% Senior Exchangeable Notes Due 2025 of Affordable Residential Communities LP (filed as Exhibit 99.3 to the Registrant’s Current Report on Form 8-K filed on August 3, 2005, and incorporated herein by reference).

4.8.2

Form of Waiver to the Indenture, dated August 9, 2005, by and between Affordable Residential Communities LP and U.S. Bank National Association, as Trustee, with respect to the 7½% Senior Exchangeable Notes Due 2025 (filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on July 17, 2007, and incorporated herein by reference).

4.9.1

Rights Agreement, dated July 11, 2006, by and between Affordable Residential Communities Inc. and American Stock Transfer & Trust Company (filed as Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on July 11, 2006, and incorporated herein by reference).

4.9.2

Amendment No. 1 to Rights Agreement, dated January 23, 2007, by and between Affordable Residential Communities Inc. and American Stock Transfer & Trust Company (filed as Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on January 23, 2007, and incorporated herein by reference).

5.1*	Opinion of Venable LLP.

10.1.1

First Amended and Restated Agreement of Limited Partnership of Affordable Residential Communities LP, dated February 11, 2004 (filed as Exhibit 10.1.1 to the Registrant’s Annual Report on Form 10-K filed on March 17, 2008, and incorporated herein by reference).

10.1.2

Amendment to the First Amended and Restated Agreement of Limited Partnership of Affordable Residential Communities LP, dated July 3, 2007 (filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on July 6, 2007, and incorporated herein by reference).

10.2.1†

Affordable Residential Communities Inc. 2003 Equity Incentive Plan (filed as Exhibit 10.5 to the Registrant’s Registration Statement on Form S-11 (File No. 333-109816) and incorporated he rein by reference).

10.2.2†	Form of Restricted Stock Grant Agreement for use under the Affordable Residential Communities Inc. 2003 Equity Incentive Plan (filed as Exhibit 10.1 to the Registrant’s

Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, and incorporated herein by reference).

10.2.3†

Form of Affordable Residential Communities Inc. 2003 Equity Incentive Plan Non-Qualified Stock Option Agreement (filed a s Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on July 31, 2006, and incorporated by reference).

10.3†

Affordable Residential Communities Inc. Management Incentive Plan (filed as Exhibit 10.6 to the Registrant’s Registration Statement on Form S-11 (File No. 333-109816) and incorporated herein by reference).

10.4†

Separation and Release Agreement, dated as of October 26, 2004, by and between George W. McGeeney, Affordable Residential Communities Inc. and ARC Management Services, Inc. (filed as Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, and incorporated herein by reference).

10.5

Third Amended and Restated Registration Rights Agreement, dated February 18, 2004, by and among Affordable Residential Communities Inc. and the parties listed on the exhibits thereto (filed as Exhibit 10.5 to the Registrant’s Annual Report on Form 10-K filed on March 17, 2008, and incorporated herein by reference).

10.6

Registration Rights Agreement, dated August 9, 2005, among Affordable Residential Communities LP, Affordable Residential Communities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated (filed as Exhibit 99.4 to the Registrant’s Current Report on Form 8-K filed on August 9, 2005, and incorporated herein by reference).

10.7

Common Stock Delivery Agreement, dated August 9, 2005, by and between Affordable Residential Communities LP and Affordable Residential Communities Inc. (filed as Exhibit 99.5 to the Registrant’s Current Report on Form 8-K filed on August 9, 2005, and incorporated herein by reference).

10.8

Second Amendment to Credit Agreement, dated April 5, 2006, by and among ARC Housing LLC, ARC Housing TX LP and Merrill Lynch Mortgage Capital Inc. (filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on April 10, 2006, and incorporated herein by reference).

10.9.1

Loan Agreement, dated July 11, 2006, by and among ARCML06 LLC, ARC18TX LP, ARC18FLD LLC, ARC18FLSH LLC, ARCFLMC LLC and ARCFLSV LLC, as co-borrowers, and Merrill Lynch Mortgage Lending, Inc. (filed a s Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on July 17, 2006, and incorporated herein by reference).

10.9.2

Guaranty of Non-Recourse Obligations, dated July 11, 2006, by and between Affordable Residential Communities LP and Merrill Lynch Mortgage Lending, Inc. (filed a s Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on July 17, 2006, and incorporated herein by reference).

10.10

Time Share Agreement, dated July 15, 2006, by and between Larry D. Willard and Affordable Residential Communities LP (filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on July 19, 2006, and incorporated herein by reference).

10.11

Time Share Agreement, dated July 15, 2006, by and between James F. Kimsey and Affordable Residential Communities LP (filed as Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on July 19, 2006, and incorporated herein by reference).

10.12

Stock Purchase Agreement, dated October 6, 2006, by and among Affordable Residential Communities Inc., ARC Insurance Holdings Inc., C. Clifton Robinson, C.C. Robinson Property, Ltd. and the Robinson Charitable Remainder Unitrust (filed as Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed on October 10, 2006, and incorporated herein by reference).

10.13

Registration Rights Agreement, dated January 31, 2007, by and between Affordable Residential Communities Inc. and C. Clifton Robinson. (filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on February 5, 2007, and incorporated herein by reference).

10.14

Stock Purchase Agreement, dated October 6, 2006, by and among Affordable Residential Communities Inc. and Flexpoint Fund, L.P. (filed as Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on October 10, 2006, and incorporated herein by reference).

10.15

Registration Rights Agreement, dated January 31, 2007, by and between Affordable Residential Communities Inc. and Flexpoint Fund, L.P. (filed as Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on February 5, 2007, and incorporated herein by reference).

10.16

Investment Agreement, dated October 13, 2006, by and among Affordable Residential Communities Inc., Gerald J. Ford, ARC Diamond, LP and Hunter’s Glen/Ford, Ltd. (filed as Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on October 16, 2006, and incorporated herein by reference).

21.1*	List of Subsidiaries of the Registrant.

23.1	Consent of Venable LLP (included in Exhibit 5.1).

23.2*	Consent of PricewaterhouseCoopers LLP.

24.1	Power of Attorney (included on signature page).

*  Filed herewith.

†  Exhibit is a management contract or compensatory plan.

Item 17.       Undertakings.

(a)          The undersigned registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by section 10(a)(3) of the Securities Act of 1933.

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(e)   The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(h)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment to Form S-3 Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas on the 26th day of March 2008.

HILLTOP HOLDINGS INC.,
a Maryland corporation

By:	/s/ Corey Prestidge
Name:	Corey Prestidge
Title:	General Counsel and Secretary

POWER OF ATTORNEY

        Each person whose signature appears below hereby constitutes and appoints each of Larry D. Willard and Corey G. Prestidge, with full power to act without the other, his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities (until revoked in writing) to sign any and all amendments (including post-effective amendments) to this Registration Statement, to file the same, together with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, to sign any and all applications, registration statements, notices and other documents necessary or advisable to comply with the applicable state securities laws, and to file the same, together with all other documents in connection therewith, with the appropriate state securities authorities, granting unto said attorneys-in-fact and agents or any of them, or their or his substitutes or substitute, full power and authority to perform and do each and every act and thing necessary and advisable as fully to all intents and purposes as he or she might or could perform and do in person, thereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to Form S-3 Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ LARRY D. WILLARD	President, Chief Executive Officer	March 26, 2008
Larry D. Willard	and Director (principal executive officer)

/s/ DARREN PARMENTER	Senior Vice President- Finance	March 26, 2008
Darren Parmenter	(principal financial and accounting officer)

/s/ GERALD J. FORD	Chairman of the Board and Director	March 26, 2008
Gerald J. Ford

/s/ RHODES R. BOBBITT	Director	March 26, 2008
Rhodes R. Bobbitt

/s/ W. JORIS BRINKERHOFF	Director	March 26, 2008
W. Joris Brinkerhoff

/s/ CHARLES R. CUMMINGS	Director	March 26, 2008
Charles R. Cummings

/s/ J. MARKHAM GREEN	Director	March 26, 2008
J. Markham Green

/s/ C. CLIFTON ROBINSON	Director	March 26, 2008
C. Clifton Robinson

/s./ JAMES R. STAFF	Director	March 26, 2008
James R. Staff

/s/ CARL B. WEBB	Director	March 26, 2008
Carl B. Webb

INDEX OF EXHIBITS

Exhibit Number	Description of Exhibit
2.1

Transaction Agreement, dated April 17, 2007, by and among Affordable Residential Communities Inc., Affordable Residential Communities LP, ARC Dealership, Inc., ARC Management Services, Inc., ARCIV GV, Inc., ARCMS, Inc., ARC TRS, Inc., Salmaho Irrigation Co., Windstar Aviation Corp., ARC/DAM Management, Inc., Colonial Gardens Water, Inc., and American Riverside Communities LLC (filed as Exhibit 2.1 to Affordable Residential Communities Inc. (the “Registrant”) Current Report on Form 8-K filed on April 17, 2007, and incorporated herein by reference).

3.1

Articles of Amendment and Restatement of Affordable Residential Communities Inc., dated February 16, 2004, as amended or supplemented by Articles Supplementary, dated February 16, 2004, Corporate Charter Certificate of Notice, dated June 6, 2005, Articles of Amendment, dated January 23, 2007, and Articles of Amendment, dated July 31, 2007 (filed as Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K filed on March 17, 2008, and incorporated herein by reference).

3.2	Amended and Restated Bylaws of Hilltop Holdings Inc (filed as Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K filed on March 17, 2008, and incorporated herein by reference).

4.1	Certificate of Common Stock of Hilltop Holdings Inc (filed as Exhibit 4.1 to the Registrant’s Annual Report on Form 10-K filed on March 17, 2008, and incorporated herein by reference).

4.2.

Certificate of 8.25% Series A Cumulative Redeemable Preferred Stock of Hilltop Holdings Inc (filed as Exhibit 4.2 to the Registrant’s Annual Report on Form 10-K filed on March 17, 2008, and incorporated herein by reference).

4.3

Articles Supplementary of Affordable Residential Communities Inc. Designating a Series of Preferred Stock, dated February 16, 2004 (filed as Exhibit 4.3 to the Registrant’s Annual Report on Form 10-K filed on March 17, 2008, and incorporated herein by reference).

4.4

Form of Warrant, dated August 9, 2000, that expires July 23, 2010 (filed as Exhibit 4.3 to the Registrant’s Registration Statement on Form S-3 (File No. 333-124073) and incorporated he rein by reference).

4.5

First Amended and Restated Pairing Agreement, dated February 12, 2004, by and between Affordable Residential Communities Inc. and Affordable Residential Communities (filed as Exhibit 4.5 to the Registrant’s Annual Report on Form 10-K filed on March 17, 2008, and incorporated herein by reference).

Exhibit Index-Page 1

4.6	Corporate Charter Certificate of Notice, dated June 6, 2005 (filed as Exhibit 3.2 to the Registrant’s Registration Statement on Form S-3 (File No. 333-12585) and incorporated herein by reference).

4.7

Letter Agreement, dated May 20, 2005, by and between Affordable Residential Communities Inc. and Gerald J. Ford (filed as Exhibit 99.2 to the Registrant’s Current Report on Form 8-K filed on May 23, 2005, and incorporated herein by reference).

4.8.1

Indenture, dated August 9, 2005, by and between Affordable Residential Communities LP and U.S. Bank National Association, as Trustee, regarding the 7½% Senior Exchangeable Notes Due 2025 of Affordable Residential Communities LP (filed as Exhibit 99.3 to the Registrant’s Current Report on Form 8-K filed on August 9, 2005, and incorporated herein by reference).

4.8.2

Form of Waiver to the Indenture, dated August 9, 2005, by and between Affordable Residential Communities LP and U.S. Bank National Association, as Trustee, with respect to the 7½% Senior Exchangeable Notes Due 2025 (filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on July 17, 2007, and incorporated herein by reference).

4.9.1

Rights Agreement, dated July 11, 2006, by and between Affordable Residential Communities Inc. and American Stock Transfer & Trust Company (filed as Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on July 11, 2006, and incorporated herein by reference).

4.9.2

Amendment No. 1 to Rights Agreement, dated January 23, 2007, by and between Affordable Residential Communities Inc. and American Stock Transfer & Trust Company.(filed as Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on January 23, 2007, and incorporated herein by reference).

5.1*	Opinion of Venable LLP.

10.1.1

First Amended and Restated Agreement of Limited Partnership of Affordable Residential Communities LP, dated February 11, 2004 (filed as Exhibit 10.1.1 to the Registrant’s Annual Report on Form 10-K filed on March 17, 2008, and incorporated herein by reference).

10.1.2

Amendment to the First Amended and Restated Agreement of Limited Partnership of Affordable Residential Communities LP, dated July 3, 2007 (filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on July 6, 2007, and incorporated herein by reference).

10.2.1†

Affordable Residential Communities Inc. 2003 Equity Incentive Plan (filed as Exhibit 10.5 to the Registrant’s Registration Statement on Form S-11 (File No. 333-109816) and incorporated herein by reference).

Exhibit Index-Page 2

10.2.2†

Form of Restricted Stock Grant Agreement for use under the Affordable Residential Communities Inc. 2003 Equity Incentive Plan (filed as Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, and incorporated herein by reference).

10.2.3†

Form of Affordable Residential Communities Inc. 2003 Equity Incentive Plan Non-Qualified Stock Option Agreement (filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on July 31, 2006, and incorporated by reference).

10.3†

Affordable Residential Communities Inc. Management Incentive Plan (filed as Exhibit 10.6 to the Registrant’s Registration Statement on Form S-11 (File No. 333-109816) and incorporated herein by reference).

10.4†

Separation and Release Agreement, dated as of October 26, 2004, by and between George W. McGeeney, Affordable Residential Communities Inc. and ARC Management Services, Inc. (filed as Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, and incorporated herein by reference).

10.5

Third Amended and Restated Registration Rights Agreement, dated February 18, 2004, by and among Affordable Residential Communities Inc. and the parties listed on the exhibits thereto (filed as Exhibit 10.5 to the Registrant’s Annual Report on Form 10-K filed on March 17, 2008, and incorporated herein by reference).

10.6

Registration Rights Agreement, dated August 9, 2005, among Affordable Residential Communities LP, Affordable Residential Communities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated (filed as Exhibit 99.4 to the Registrant’s Current Report on Form 8-K filed on August 9, 2005, and incorporated herein by reference).

10.7

Common Stock Delivery Agreement, dated August 9, 2005, by and between Affordable Residential Communities LP and Affordable Residential Communities Inc. (filed as Exhibit 99.5 to the Registrant’s Current Report on Form 8-K filed on August 9, 2005, and incorporated herein by reference).

10.8

Second Amendment to Credit Agreement, dated April 5, 2006, by and among ARC Housing LLC, ARC Housing TX LP and Merrill Lynch Mortgage Capital Inc. (filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on April 10, 2006, and incorporated herein by reference).

10.9.1

Loan Agreement, dated July 11, 2006, by and among ARCML06 LLC, ARC18TX LP, ARC18FLD LLC, ARC18FLSH LLC, ARCFLMC LLC and ARCFLSV LLC, as co-borrowers, and Merrill Lynch Mortgage Lending, Inc.(filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on July 17, 2006, and incorporated herein by reference).

10.9.2

Guaranty of Non-Recourse Obligations, dated July 11, 2006, by and between Affordable Residential Communities LP and Merrill Lynch Mortgage Lending, Inc. (filed as Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on July 17, 2006, and incorporated herein by reference).

Exhibit Index-Page 3

10.10

Time Share Agreement, dated July 15, 2006, by and between Larry D. Willard and Affordable Residential Communities LP (filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on July 19, 2006, and incorporated herein by reference).

10.11

Time Share Agreement, dated July 15, 2006, by and between James F. Kimsey and Affordable Residential Communities LP (filed as Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on July 19, 2006, and incorporated herein by reference).

10.12

Stock Purchase Agreement, dated October 6, 2006, by and among Affordable Residential Communities Inc., ARC Insurance Holdings Inc., C. Clifton Robinson, C.C. Robinson Property, Ltd. and the Robinson Charitable Remainder Unitrust (filed as Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed on October 10, 2006, and incorporated herein by reference).

10.13

Registration Rights Agreement, dated January 31, 2007, by and between Affordable Residential Communities Inc. and C. Clifton Robinson. (filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on February 5, 2007, and incorporated herein by reference).

10.14

Stock Purchase Agreement, dated October 6, 2006, by and among Affordable Residential Communities Inc. and Flexpoint Fund, L.P. (filed as Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on October 10, 2006, and incorporated herein by reference).

10.15

Registration Rights Agreement, dated January 31, 2007, by and between Affordable Residential Communities Inc. and Flexpoint Fund, L.P. (filed as Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on February 5, 2007, and incorporated herein by reference).

10.16

Investment Agreement, dated October 13, 2006, by and among Affordable Residential Communities Inc., Gerald J. Ford, ARC Diamond, LP and Hunter’s Glen/Ford, Ltd. (filed as Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on October 16, 2006, and incorporated herein by reference).

21.1*	List of Subsidiaries of the Registrant.

23.1	Consent of Venable LLP (included in Exhibit 5.1).

23.2*	Consent of PricewaterhouseCoopers LLP.

24.1	Power of Attorney (included on signature page).

*  Filed herewith.

†  Exhibit is a management contract or compensatory plan.

Exhibit Index-Page 4